Exhibit 10.2

Execution Final

LEASE AGREEMENT

DATED AS OF APRIL 30TH, 2015

BY AND BETWEEN

EASTMAN KODAK COMPANY,

LANDLORD

AND

COLUMBIA CARE NY, LLC,

TENANT

PREMISES:

PORTION OF EASTMAN BUSINESS PARK BUILDING, EAST SECTION (EBP-E),

BUILDING 12, FOURTH FLOOR

ROCHESTER, NEW YORK

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of April 30th, 2015 (this “Lease” or this “Agreement”), is entered into by and between EASTMAN KODAK COMPANY, a New Jersey corporation (“Landlord”), and COLUMBIA CARE NY, LLC, a New York limited liability company (“Tenant”).

1.	PREMISES.

(a)    Definition of Premises. Landlord hereby leases unto Tenant and Tenant hereby accepts from Landlord, approximately 58,346 usable square feet of space (the “Premises”) located on the fourth floor of that certain building known as Building 12 (the “Building”), located at the manufacturing plant known as Eastman Business Park (“EBP”), in the City of Rochester, County of Monroe, and the State of New York. Floor plans showing the location of the Premises in the Building are attached hereto as EXHIBIT A and made a part hereof. A map showing the location of the Building is attached hereto as EXHIBIT B and made a part hereof. The Premises shall also include the right to use in common with other occupants of the Building access and delivery areas designated by Landlord from time to time as reasonably required for the use of the Premises, cafeteria areas (if any) and other common areas appurtenant to the Building (including the loading docks) (collectively, the “Common Areas”), subject to reasonable rules and regulations imposed by Landlord.

(b)    Option for Expansion of Premises.

(i)    Defined. Landlord hereby grants Tenant the right (“Expansion Rights”) to lease additional space located on the third, fifth, and/or sixth floor of Building. Floor plans showing the location of such additional space on the third, fifth, and sixth floors are attached hereto as EXHIBIT C. The additional space subject to Tenant’s Expansion Rights on the third floor of the Building is approximately 58,389 usable square feet of space and on the fifth floor of Building is approximately 58,005 usable square feet of space. The additional space subject to Tenant’s Expansion Rights on the sixth floor of Building is approximately 33,576 usable square feet of space.

(ii)    First Year Expansion Rights. For a period of one (1) year following the Rent Commencement Date (hereinafter defined), Tenant’s Expansion Rights shall be exclusive and Landlord shall not lease the third, fifth, or sixth floors of Building to any party but Tenant during this period. Tenant may exercise such Expansion Rights by written notice to Landlord not less than sixty (60) days prior to the date of Tenant’s planned occupancy. Such written notice must specify the additional space it plans to occupy and such exercise may be in increments of 50% of the total usable square feet of each of said third, fifth, or sixth floors. Base Rent and Additional Rent for the additional space subject to Tenant’s Expansion Rights shall be at the then-current Rent (including Base Rent and Additional Rent as hereinafter defined) in effect pursuant to the terms of this Lease on the date of Tenant’s exercise of its Expansion Rights.

(iii)    Later Expansion Rights. At the expiration of one (1) year from the date of Rent Commencement, Landlord hereby grants Tenant the first right of refusal, on a continuing basis, to lease the additional space located on the third, fifth, or sixth floor of Building. Landlord shall provide Tenant with notification (by overnight delivery to Tenant) of the interest of a prospective tenant in leasing any of such additional space. Tenant shall have ten (10) business days from the date of receipt to exercise its first right of refusal as to such additional space upon the then-

current terms contained in this Lease by written notice delivered to Landlord within such ten (10) business day time period and Landlord and Tenant shall thereafter arrange the execution of an amendment to this Lease within thirty (30) days thereafter.

(iv)    Term Relating to Expansion Rights. In the event Tenant exercises its Expansion Rights (whether such rights are exercised in the one year period following the Rent Commencement Date or by Tenant’s first right of refusal thereafter) with less than three years remaining in Lease Term, Tenant hereby agrees it shall extend the Lease Term for the Premises so that there are a minimum of five (5) years remaining in said Lease Term from the date of Tenant’s exercise of its Expansion Rights. Upon Tenant’s exercise of its Expansion Rights herein, whether such rights are exercised in the one year period following the Rent Commencement Date or by Tenant’s first right of refusal, the additional space which Tenant exercises its Expansion Rights for, shall become a part of the definition of Premises above.

(c)    Condition of Premises. Within thirty (30) days after the satisfaction of the contingency set forth in Section 2(b) below, Landlord shall first make any improvements to the space to make it legally rentable in accordance with the required building codes, such improvements being at the sole cost and responsibility of Landlord, and thereafter Tenant accepts the Premises, and any additional space subject to Tenant’s Expansion Rights, in “as-is” condition. Tenant’s taking possession of the Premises shall be conclusive evidence against Tenant that the Premises were in good order and satisfactory condition when Tenant took possession. Landlord shall provide Tenant with reasonable opportunity to inspect the Premises prior to taking possession. No promises of Landlord to alter, remodel, repair or improve the Premises or the Building and, other than those expressly set forth herein, no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. In addition, Tenant acknowledges that the City of Rochester may require approval of and/or changes to fire code access and compliance with the Americans with Disabilities Act (and other laws) and that any such approvals and/or changes shall be the sole responsibility of Tenant and Tenant acknowledges that all uses must be fully compliant with current building codes for this section of EBP, and as such, this Lease is subject to a use review with City of Rochester Planning Board. Any Alterations (as hereinafter defined) desired by Tenant must comply with all provisions of this Lease including, but not limited to, the provisions of Paragraph 11 (d) herein.

2.	TERM.

(a)    Lease Term. The initial term of this Lease (the “Lease Term”) shall commence on the first day of the month following the date Tenant receives all Tenant’s Approvals (defined below) (the “Commencement Date”) and continue for a period of seven (7) years and four (4) months, subject to Tenant’s right to terminate this Lease prior to the Commencement Date (described in Section 2[b][i] below), and shall end on the earlier of (i) midnight on the date after seven (7) years and four (4) months or (ii) the earlier termination or cancellation of this Lease in accordance with the terms hereof (the “Expiration Date”).

(b)    Contingency. This Lease and the obligations of each party hereunder are expressly contingent upon Tenant’s receipt of all necessary licenses, permits, or other approvals (hereinafter, “Tenant’s Approvals”) from the State of New York, the City of Rochester, the County of Monroe, or any other governmental, quasi-governmental, or any other authority authorizing Tenant to operate as a “registered organization” organized for the purpose of acquiring, processing, manufacturing, selling, delivering, transporting, distributing or dispensing medical marihuana in accordance with the requirements of title 5-A of article 33 of the Public Health Law of the State of New York. If at any time prior to January 1, 2016, Tenant determines in good faith that it will not receive Tenant’s Approvals or Tenant is denied the receipt of Tenant’s Approvals, Tenant shall notify Landlord of same and either party may terminate this Lease by written notice given to the other. Tenant agrees to use its commercially reasonable efforts to apply for and diligently pursue Tenant’s Approvals and to notify Landlord within five (5) days after all Tenant’s Approvals have been awarded or otherwise given or denied to Tenant. At Tenant’s option, Tenant may extend its termination rights pursuant to this Section 2(b) by an additional three month period subsequent to January 1, 2016. Tenant may exercise this three month extension by written notice to Landlord on or before December 1, 2015. Upon exercise of the three month extension, Tenant may exercise its termination rights pursuant to this section at any time prior to April 1, 2016. Tenant shall pay Landlord the amount of $5,000 on the first day of each month of the extension period.

(c)    Early Termination Right.

(i)    By Tenant After the Commencement Date. Tenant shall have right to terminate this Lease after the Commencement Date, provided that Tenant shall not be in default under this Lease at the time of the giving of such notice of termination. In order to exercise this right of termination, Tenant must: (A) provide Landlord with thirty (30) days’ prior written notice of its exercise of this termination right; (B) deliver written evidence reasonably satisfactory to Landlord of Tenant’s loss of any of Tenant’s Approvals (and/or the loss of any other required future governmental approval for the uses for which the Premises is then being occupied and operated); and (C) pay to Landlord a termination fee (the “Termination Fee”) as hereinafter set forth. The Termination Fee shall be the sum of: (1) one month’s then current Base Rent; plus (2) one month of Additional Rent (which for this purpose shall be equal the actual Additional Rent payable by Tenant for Utility Services Charges (pursuant to EXHIBIT D for the month immediately prior to the termination) plus one month of the Security Services Fee (as hereinafter defined) plus one month of CAM Fee (as hereinafter defined); plus (3) all unamortized real estate commissions; plus (4) all unamortized other expenses incurred by Landlord in connection with the negotiation and execution of this Lease (including attorneys’ fees), which unamortized amounts shall be determined by Landlord using a discount rate equal to six percent (6.0%). The Termination Fee shall be computed by Landlord within ten (10) business days after Tenant provides the 30 day notice referenced in Section 2(c)(i)(A) above and such computation shall be provided to Tenant by overnight delivery. Within five (5) business days of Tenant’s receipt of the Termination Fee computation, Tenant, upon written request, shall have the right to access and/or obtain copies of any and all reasonable documentation or other reasonable evidence which provides the basis for the amounts Landlord has included in the Termination Fee computation. If Tenant fails to make such request within such five (5) business days, Tenant shall lose its rights to access said documentation. The Termination Fee shall be paid by Tenant on or before the expiration of thirty (30) days of the date of Tenant’s termination notice provided pursuant to Section 2(c)(i)(A). . Failure to pay the Termination Fee at the time set forth herein shall constitute a default and shall nullify Tenant’s right to terminate this Lease pursuant to the provisions of this Section 2(c)(i).

(ii)    Conditions Applicable to Termination. Upon any termination of this Lease by either party in accordance with the provisions of this Section 2(c), Tenant shall surrender the Premises to Landlord in accordance with the provisions of Sections 3(d)(ii), 11(d) and 35 hereof. Notwithstanding any termination hereof, Tenant shall be expressly bound by all of the terms, conditions and provisions of this Lease until Tenant has vacated the Premises and surrendered the same as provided herein.

3.	TENANT’S USE OF AND ACCESS TO THE PREMISES

(a)    Permitted Uses. The Premises shall be occupied and used by Tenant for the purpose of acquiring, processing, manufacturing, selling, delivering, transporting, distributing or dispensing medical marihuana as a “registered organization” in accordance with the requirements of title 5-A of article 33 of the Public Health Law of the State of New York and for warehousing purposes associated therewith (collectively, the “Medical Marihuana Uses”), and for no other purpose whatsoever, except as may be reasonably agreed upon in writing by Landlord and Tenant and, if applicable, a permitted assignee of Tenant. Only after strict compliance with the terms of this Lease including, but not limited to, the provisions of Paragraph 11(d) herein, Tenant shall be permitted to perform any and all ancillary work necessary to support Tenant’s business as a “registered organization” operating in compliance with title 5-A of article 33 of the Public Health Law of the State of New York. Tenant is expressly prohibited from using the Premises for any purpose (including storage) which involves any processes and/or materials (including but not limited to any chemicals) if Landlord advises Tenant that such are reasonably deemed by Landlord to cause any additional liability to Landlord. Provided that Tenant continues to be in compliance with applicable state law, the preceding sentence shall not be construed to limit Tenant’s use of the Premises as a “registered organization”, as indicated above, in any way.

(b)    Tenant’s Access to the Premises. Subject to the reasonable security and operating policy of Landlord, written notice of which shall be provided to Tenant, Tenant is entitled to 24 hours per day, 365 days per year access to the Premises.

(c)    Restrictions on Tenant’s Activities. Tenant shall comply and shall cause all of its agents, contractors, employees, visitors and any others using the Premises to comply with each and every restriction and requirement set forth in the Rochester Site Requirements for Tenants (the “Site Requirements”) promulgated by Landlord and attached hereto as EXHIBIT E and made a part hereof. At any time and upon reasonable prior notice to Tenant, Landlord reserves the right to promulgate and enforce additional rules and regulations with respect to Tenant’s use and occupancy of the Premises. However, Landlord shall not promulgate any rules or regulations which would prohibit Tenant’s Medical Marihuana Uses indicated in Paragraph 3(a) above.

(d)    Tenant’s Rights to Use IT Facilities. Subject to the terms of the following subsections, during the Lease Term, at no additional cost to Tenant, Tenant and its employees shall have the right to use, and access to, the telecommunication facilities located in the Premises and the Building as described below:

(i)    Frame/Demarcation Room. Tenant shall have the right to have access to, in common with Landlord, the existing frame/demarcation room (the “Demarcation Room”) in the Building (in which the telecommunications connections from the Building to areas outside the Building are located) from time to time upon advance request by Tenant to Landlord. Landlord, Tenant and any other tenant or occupant having access to the Demarcation Room shall reasonably cooperate to isolate, to the extent reasonably possible within the Demarcation Room, each party’s equipment and cabling located in the Demarcation Room. Landlord may require Tenant to be escorted by a representative of Landlord to the Demarcation Room.

(ii)    Wireless Network. Tenant shall not install at the Premises any wireless network (“Wireless Network”) without advance written consent of Landlord, which consent shall not be unreasonably withheld. In the event Tenant desires to install a Wireless Network, Tenant shall first submit to Landlord plans and specifications therefor for Landlord’s review as part of Landlord’s determination of whether to approve the Wireless Network installation. If Landlord shall determine, in its sole discretion, that the Wireless Network proposed to be installed by Tenant fails to comply with Landlord’s standards for such networks in the Building or at EBP, or would cause interference with the operation of wireless or other networks of Landlord at the Building or at EBP, then Landlord shall have the right to withhold its consent to Tenant’s proposed Wireless Network, and such failure to consent shall not be deemed unreasonable for purposes of this Subparagraph 3(d)(ii).

(iii)    Conditions Upon Surrender. Upon the Expiration Date, Tenant shall, subject to Sections 11(d) and 35, surrender in place to Landlord any horizontal, Premises cabling and any riser cabling used by Tenant at the Building, regardless of whether such cabling exists on the Commencement Date or is later installed by Tenant.

4.	RENT

(a)    Base Rent. Tenant shall pay to Landlord as base or fixed rent (the “Base Rent”), in U.S. legal tender, at the following address: Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0207, Attention: Kodak Real Estate, Lease Administration & Field Operations, or as otherwise directed from time to time by Landlord’s written notice, the following amounts:

MONTHS	RENT PER SQUARE FOOT	ANNUAL RENT*	MONTHLY RENT*
1-36	$6.50	$379,249.00	$31,604.08
37-48	$6.63	$386,833.98	$32,236.17
49-60	$6.76	$394,418.96	$32,868.25
61-72	$6.90	$402,587.40	$33,548.95
73-84	$7.04	$410,755.84	$34,229.65

*	These amounts are based on the initial Premises of 58,346 square feet and will be subject to change if Tenant exercises any of its Expansion Rights.

The Base Rent shall be paid in equal monthly installments as shown above. Tenant and Landlord agree that no Base Rent shall be due from Tenant for the four months following Commencement Date. The first installment of Base Rent shall be paid on the first day of the fifth month following the Commencement Date (“Rent Commencement Date”) and, thereafter, each installment of Base Rent shall be paid promptly on the first day of every remaining calendar month of the Lease Term, and pro rata, in advance, for any partial month, without demand, the same being hereby waived, and without any set-off or deduction whatsoever except as otherwise expressly provided in this Lease.

The monthly payment shall be pro-rated for any partial month during the Lease Term. Any payment required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall thereupon be deemed to be due and payable by Tenant to Landlord on demand with interest thereon at the rate of ten percent (10%) per annum computed from the date when the particular amount became due to the date of payment thereof to Landlord. In addition, subject to the terms of Section 17 of this Lease, if Tenant fails to timely pay any installment of Base Rent or Additional Rent (as hereinafter defined), a late charge will be due and owing at the rate prescribed in Section 17 of this Lease upon any Base Rent and/or Additional Rent (defined below) not paid by the fifth (5th) business day after the date on which such Rent is due.

(b)    Reduction in Base Rent. In the event Tenant exercises its Expansion Rights such that the total space leased by Tenant is 75,000 square feet or more, Landlord shall discount the total space or square footage leased by Tenant by $0.50 per square foot per year for the remainder of the Lease Term from and after the date on which the Premises contains 75,000 square feet of space or more.

(c)    Costs and Expenses Deemed Rent. All costs and expenses which Tenant agrees to pay to Landlord pursuant to this Lease shall be deemed additional rent (“Additional Rent”) and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent (below defined). Included as Additional Rent are: (i) the Security Services Fee set forth in Section 5(b)(ii) below; and (ii) the CAM Fee set forth in Section 5(b)(vi) below.

(d)    Sales Tax. In the event any sales, rent or occupancy tax should be assessed against all or part of the Base Rent or any Additional Rent, Tenant shall reimburse Landlord for such tax as Additional Rent hereunder within twenty (20) days of invoice by Landlord.

(e)    Rent. The Base Rent together with the Additional Rent described in this Section 4 will be collectively referred to herein as Rent.

5.	SERVICES

Except as otherwise provided, the following services shall be provided by Landlord at no additional cost to Tenant, except as otherwise specified in this Section 5 below:

(a)    Utilities. From and after the Rent Commencement Date (but not before such date), subject to and on the terms, limitations and conditions contained in this subsection (a) and subsections (c), (f) and (g) of this Section 5, Tenant shall purchase from Landlord and Landlord shall use its reasonable efforts to supply to Tenant at the Building the utility services (the “Utility Services”) listed below in the quantities and at the times reasonably requested by Tenant; and furthermore provided that Landlord shall apply commercially reasonable efforts to, in the case of service interruption, restore services to Tenant at the Premises. Landlord shall be responsible for delivering such Utility Services to the point of entry at the Building, and Landlord shall maintain, at Landlord’s cost and expense, all necessary infrastructure to make such deliveries to the point of entry at the Building. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all costs, expenses, liabilities and damages of any kind (including reasonable attorneys’ fees) resulting from damage or injury of any kind to Tenant’s property located at the Premises, or to Tenant’s employees, agents, contractors or invitees or their property while located at the Premises, arising in connection with Landlord’s providing of the services listed below in this subsection (a), except to the extent directly resulting from the negligence or willful misconduct of Landlord, its employees or agents.

(i)    Steam. Landlord shall provide steam services used by Tenant for heating the Building and in the conduct of its manufacturing operations in the Premises.

(ii)    Electric Energy. Landlord shall provide electrical energy used by Tenant for heat, air-conditioning, lighting and other services, and for the conduct of its manufacturing operations in the Premises.

(iii)    Water. Landlord shall furnish hot and cold water to the Building for drinking and ordinary cleaning purposes. In addition, Landlord shall provide a source of fire protection water, an independent source of process water for Tenant’s use in the conduct of its operations at the Premises, and an independent source of demineralized water for use by Tenant in the conduct of its operations at the Premises.

(iv)    Chilled Water. Landlord shall provide chilled water services used by Tenant for cooling the Building and in the conduct of its manufacturing operations in the Premises.

(v)    Compressed Air. Landlord shall provide compressed air used by Tenant in the conduct of its manufacturing operations in the Premises.

(b)    Site Services to be Supplied by Landlord. Subject to subsections (c), (f) and (g) of this Section 5, Landlord shall provide the following services to Tenant at the Premises:

(i)    Elevator Service. Building elevator service, if any, shall be available at all times, subject to reasonable maintenance requirements. Tenant shall have exclusive use of a freight elevator to access the Premises.

(ii)    Sanitary Sewer Service. Landlord shall provide Tenant with the right to use the existing sanitary sewer currently owned by Landlord and the public sanitary sewer (collectively called the “Sanitary Sewer”), to the extent each of these service the Building in which the Premises is located, provided that Tenant shall, with respect to its use of the Sanitary Sewer, promptly comply with the requirements imposed by Landlord now or in the future on all users of the Sanitary Sewer of which Tenant is given notice. Tenant shall have no right to use the industrial sewer at any time.

(iii)    Emergency Services; Security. Landlord shall provide fire and explosion prevention, hazmat, emergency medical services and related services with respect to the Premises (collectively, the “Emergency Services”) at the Building throughout the Lease Term and shall also provide site perimeter security services (the “Security Services”) at the Building. Landlord shall charge Tenant for such security services (the “Security Services Fee”) as Additional Rent and such Security Services Fee shall be computed at the rate of 50 CENTS ($0.50) per square foot per year and shall be paid for the Premises in the annual amount of TWENTY NINE THOUSAND ONE HUNDRED SEVENTY THREE DOLLARS ($29,173.00), payable in monthly installments of Two THOUSAND FOUR HUNDRED THIRTY ONE DOLLARS AND 8 CENTS ($2,431.08) each, subject to change if Tenant exercises its Expansion Rights. Such Emergency Services and Security Services shall be provided in the manner provided by Landlord to, and as part of the fire and emergency protection system and perimeter security services established by Landlord to provide Emergency Services and Security Services to the operations conducted by Landlord adjacent to the Premises in the Building and at other buildings at EBP. Landlord shall provide security badges to Tenant’s employees and non-employees (contractors) to access the Premises, the cost of which shall be paid as Additional Rent, or Tenant shall obtain said security badges at its own cost; provided, however, that Tenant must obtain prior approval from Landlord’s Worldwide Corporate Security Office for security badges not obtained from Landlord. In addition, Landlord shall provide Tenant with fire protection services, including emergency response and related services (“Fire Protection Services”), in the manner provided by Landlord from time to time during the Lease Term to, and as a part of the fire protection system established by Landlord to provide fire protection services to, the manufacturing operations conducted in the Building and other buildings owned by Kodak adjacent to or in the vicinity of the Building. Notwithstanding anything else to the contrary contained in this Lease, Landlord shall not be responsible to Tenant, its employees or contractors for losses, injury (including personal injury) or damage sustained by Tenant as a result of a fire, explosion or any other event the presence of Emergency Services, Security Services and/or Fire Protection Services is designed to prevent or control.

(iv)    Trash Removal; Bathroom Cleaning. Landlord shall provide trash and refuse removal services to Tenant on the same frequency as such services are provided to other occupants of the Building, which shall consist of the removal from the Premises by Landlord of normal quantities of trash and other non-hazardous materials discarded by Tenant, provided that such trash and material is placed by Tenant in designated dumpsters or other appropriate receptacles. Notwithstanding the foregoing, the parties expressly agree that Landlord shall have no obligation to remove or dispose of and no responsibility for any chemicals and/or any specially controlled or regulated waste (irrespective of whether such waste is hazardous or not) arising out of, generated or resulting from or otherwise released in connection with Tenant’s use of and operations in the Premises, and Tenant shall be solely responsible for the removal and disposal of all such waste. Tenant will segregate trash as reasonably requested by Landlord to facilitate recycling as opportunities to recycle are developed by Landlord or required by law. In addition, in accordance with standards established by Landlord and procedures used by Landlord elsewhere in EBP, Landlord shall clean the bathrooms within and/or servicing the Premises.

(v)    Site and Building Maintenance. Landlord shall maintain in good condition and repair the exterior of the Building, the Building’s structural, mechanical and electrical systems, and all common areas of the Building (except for maintenance required within the Premises which shall be the responsibility of Tenant at its sole cost and expense), together with the Building grounds and utility delivery systems.

(vi)    Snow Removal. Landlord shall cause snow to be removed from the parking areas and walkways adjacent to the Building to the same extent of snow removal provided to the parking areas and walkways at or adjacent to other buildings in EBP.

(vii)    Common Area Maintenance Fee (“CAM Fee”). Landlord shall maintain all common areas of the Building and the costs of the same shall be billed to Tenant as Additional Rent. Such CAM Fee shall be computed at the rate of ONE DOLLAR ($1.00) per square foot per year, shall be paid for the Premises in the annual amount of FIFTY EIGHT THOUSAND THREE HUNDRED FORTY SIX DOLLARS ($58,346.00), payable in monthly installments of FOUR THOUSAND EIGHT HUNDRED SIXTY TWO DOLLARS AND 17 CENTS ($4,862.17) each, subject to change if Tenant exercises its Expansion Rights.

(viii)     Dock Access. Tenant shall have the right to use the docks appurtenant to and located at the Building subject to reasonable rules and regulations imposed by Landlord.

(c)    Interruptions in Service. It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, direct or consequential, nor shall any such interruption relieve Tenant from performance by Tenant of its obligations under this Lease.

(d)    Additional Work or Services. Notwithstanding any other provisions herein, should Tenant require any work or services other than those described above in this Section 5, Landlord may upon advance request by Tenant furnish such additional service and Tenant agrees to pay Landlord, within twenty (20) days after invoice from Landlord, such charges as may be agreed on but in no event less than Landlord’s actual cost plus overhead plus any applicable taxes imposed for the additional services provided. Any such request shall require at least one business day’s advance notification. Nothing in this Subsection 5(d) shall imply an obligation upon Landlord to furnish such additional services or a restriction against Tenant contracting with a third party, or third parties, for the provision of such services. In the event Tenant contracts with a third party for the provision of any additional work or services, Tenant shall pay the cost thereof directly to such third party and no overhead, taxes or any other fee or charges shall be payable to Landlord in connection therewith.

(e)    Excluded Services. Notwithstanding the foregoing, Tenant shall be responsible for supplying and paying directly for the costs of the following:

(i)    All data and telecommunications services (including internet access and service and any connectivity provided in any Landlord buildings and/or common areas).

(ii)    Removal, disposal and management of any hazardous waste and for all chemical and/or specially controlled or regulated waste (irrespective of whether such is hazardous or not) arising out of, generated or resulting from or otherwise released in connection with Tenant’s use of and operations in the Premises.

(iii)    Maintenance and repair of the Premises and all of Tenant’s furniture, fixtures and equipment located within the Premises together with any necessary services related to same.

(iv)    All mail service and package delivery in and to the Building.

(v)    Maintenance and repair of any lights and lighting fixtures within the Premises.

(vi)    Except for Building perimeter security as described above, Tenant shall be responsible for all security (including installation and maintenance of same, subject expressly to the terms of this Lease).

(vii)    All air handling for any industrial processes. Any changes required to the Premises or the Building as a result of such responsibility shall be made in full compliance with the provisions of this Lease.

(viii)    All cleaning and janitorial services necessary to keep the Premises in a clean, neat and orderly manner.

(ix)     Office equipment and supplies such as computers, copiers, printers and fax machines.

(f)    Discontinuance of Services. Notwithstanding the foregoing, Landlord may elect to cease to provide one or more of the services listed in this Section 5 to Tenant if Landlord has ceased to provide such service to a substantial portion of the Building and adjacent buildings in EBP, by delivering notice of the cancellation of such service no less than six (6) months prior to the effective date of such cancellation, provided that replacement service or services are at such time generally available to Tenant, or if Landlord is prohibited from providing such services to Tenant by law, regulation or requirement of a governmental entity having jurisdiction over the Premises by delivering notice of the cancellation to Tenant promptly upon notice to Landlord of such application of such law, regulation or requirement and in any event no less than twenty (20) days prior to the effective date of such cancellation.

(g)    Charges for Services.

(i)    Charges for Utility Services. Tenant agrees to pay Landlord, as Additional Rent, for the Utility Services, the amounts of Utility Services Charges (as defined in paragraph 2 of EXHIBIT D attached hereto and made a part hereof) computed in accordance with the provisions of such EXHIBIT D, which is entitled “Utility Services Charges”.

(ii)    Payments for Services and Expenses. Landlord shall deliver to Tenant electronic or other form of statements of charges for Utility Services Charges on or after the last day of each month during the Lease Term for Utility Services provided by Landlord or made available to Tenant during such month. The Utility Services Charges provided on the statement shall be an amount equal to the rate per unit applicable to the calendar year including the month with respect to which the statement relates multiplied by the number of units actually consumed by Tenant at the Building during such month or, where such actual consumption cannot be measured, Landlord’s reasonable estimate of the number of units actually consumed by Tenant at the Building during such month. Each such statement of charges shall be due and payable by Tenant within twenty (20) days after receipt of the statement.

(h)    Landlord’s Obligations Relating to Providing Utilities and Services. Subject to and on the terms, limitations and conditions contained in this Section 5, Landlord shall use its reasonable efforts to supply to Tenant at the Premises, the utilities and services listed herein. It is understood and agreed that Landlord shall apply the same efforts to, and shall place the same level of priority on providing or, in the case of service interruption, restoring, services to Tenant as Landlord would apply to or place on the providing or restoring of services for any other user of such services in the Building or elsewhere at EBP. Landlord shall be responsible for delivering such utilities and services to the point of entry at the Premises, and Landlord shall maintain, at Landlord’s cost and expense, all necessary infrastructure to make such deliveries to the point of entry at the Premises.

6.	WAIVER OF CERTAIN CLAIMS

Except to the extent that the following is inconsistent with the provisions of Sections 19 and 30, Tenant, to the extent permitted by law, waives all claims it may have against Landlord, and against Landlord’s agents, employees and contractors for damages for injuries to person or damage to property sustained by Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Building or the Premises or resulting directly or indirectly from any act or neglect of Tenant, its employees, agents, representatives or contractors or of any other person, except that this waiver shall not apply to, and Landlord shall indemnify, defend and hold Tenant and its agents, employees and contractors harmless against any damages (other than indirect or consequential damages) for injuries to persons or damage to property to the extent caused by or directly resulting from the gross negligence or willful misconduct of Landlord or its employees or agents unless, with respect to property damage, such loss is or would be covered by the standard form of all risk property damage insurance whether or not Tenant self-insures part or all of said coverage and whether or not such insurance would actually provide compensation to Tenant after taking into account deductibles and other similar policy limitations. This waiver, when applicable, shall include not only direct damages but also claims for consequential damages and any claims for abatement of Rent due hereunder, it being intended that this waiver be absolute, except as otherwise expressly provided herein.

7.	INSURANCE

Tenant shall, at its expense, procure and maintain during the Lease Term the following insurance coverage which may be satisfied by any combination of primary and excess or umbrella liability insurance policies:

(a)    Workers’ Compensation. Insurance protecting Tenant from any and all claims under applicable Workers’ Compensation statutes or any similar statutes or requirements.

(b)    Employer’s Liability. Employer’s Liability coverage with a limit of liability not less than ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

(c)    Commercial General Liability. Commercial General Liability Insurance covering all claims of damages for all injuries, including death and all claims on account of property damage with a limit of liability not less than THREE MILLION DOLLARS ($3,000,000.00) per occurrence and aggregate, combined single limit for bodily injury (“BI”) and property damage (“PD”). Such commercial general liability insurance shall include coverage of the contractual liability assumed in this Lease. Tenant shall have the right to insure and maintain the liability insurance coverages set forth in this paragraph 7(c) using any combination of primary and excess coverage and under blanket insurance policies covering other premises occupied by Tenant so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this Lease; and Landlord shall be named as an additional insured on each such policy.

(d)    Comprehensive Automobile Liability. Comprehensive Automobile Liability Insurance with respect to any and all owned, hired and non-owned vehicles to be used by Tenant or any agent, employee, representative or subcontractor of Tenant on or about the Premises or in connection with the use of property or any other real property owned by Landlord with a limit of liability not less than ONE MILLION DOLLARS ($1,000,000.00) combined single limit BI and PD, naming Landlord as an additional insured. Notwithstanding the foregoing, if and for so long as Tenant is not the registered owner or lessee of any vehicles, Tenant may satisfy the requirements of this Section 7(d) by providing liability coverage with a limit of liability of not less than ONE MILLION DOLLARS ($1,000,000.00) with respect to non-owned vehicles only, and such coverage may be obtained as part of Tenant’s commercial general liability policy instead of in a separate policy.

(e)    All Risk Property Damage Insurance. All risk property damage insurance covering all personal property of Tenant at the Premises, including equipment, machinery, stock, supplies and leasehold improvements for the full replacement value of such property. It is understood and agreed that Landlord shall have absolutely no liability or responsibility for any damage or loss occurring to Tenant’s personal property.

(f)    Requirements. The primary insurance required to be maintained hereunder shall be maintained under policies issued by insurers rated not less than A in Best’s insurance reports or a comparable rating in an equivalent insurance report and which are licensed to do business in the State of New York and being of recognized responsibility. Tenant’s policies shall:

(i)    Name Landlord as additional insured on the commercial general and any excess liability policy required hereunder;

(ii)    Use commercially reasonable efforts to provide for thirty (30) days’ notice to Landlord prior to any amendment, change, modification, lapse or cancellation of coverage; and

(iii)    Be written on an “occurrence” basis and as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry.

(g)    Certificates. Tenant shall furnish Landlord with a certificate of insurance within ten (10) days before the Commencement Date showing the coverage required and thereafter such evidences of coverage shall be furnished by Tenant to Landlord not less than ten (10) days prior to the expiration date of each such policy.

(h)    Third Parties. If Tenant contracts with any third party to perform any services or permits such a third party to conduct any activity of any kind at the Premises, Tenant shall direct such third party to maintain insurance in the types and amounts reasonably sufficient to protect Landlord and Tenant from any and all liabilities and damages. The amount of such insurance carried by any third party shall not limit Tenant’s liability hereunder. Tenant shall be responsible for the consequences of any failure of any such third party to maintain such insurance, and Tenant shall indemnify, defend and hold Landlord harmless from each and every claim for liability for injuries to persons or damage to or loss of property occurring at the Premises due to any negligent acts or omissions by Tenant’s contractors or agents.

(i)    No Limitations on Liability. The liability of Tenant and Landlord or any third parties relating to either Landlord or Tenant shall not be limited to the insurance required to be maintained as part of this Lease.

8.	MUTUAL RELEASE AND WAIVER OF SUBROGATION

Landlord and Tenant hereby waive on behalf of themselves and their respective insurers, any claims that either actually may have against the other for loss or damage to their respective property resulting from perils covered by the standard form of all risk property damage insurance, including vandalism and malicious mischief coverage. It is understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Landlord or Tenant and whether or not insurance is in force. If required by policy conditions, each party shall secure from its property insurer a waiver of subrogation endorsement to its policy, and deliver a copy of such endorsement to the other party to this Lease if requested.

9.	HOLDING OVER

If Tenant fails to vacate the Premises (or any portion thereof) on the Expiration Date, then Tenant shall pay Landlord Base Rent at 150% of the monthly rate then in effect immediately prior to such holdover period as specified in Section 4 for the time Tenant thus remains in possession. Tenant shall also indemnify and hold Landlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Tenant in so surrendering the Premises, including any consequential damages (including, but not limited to, (i) any rent or other income foregone by Landlord from another tenant; (ii) any and all additional costs incurred by Landlord in preparing the Premises or any other space for use by another tenant or for Landlord’s own use arising as a result of Tenant’s retention of possession; and (iii) any damages, holdover rent charges or other amounts payable by or chargeable against Landlord as a direct or indirect result of Tenant’s retention of possession) suffered by Landlord and any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with any of the foregoing. The provisions of this Section 9 do not exclude Landlord’s rights of re-entry or any other right or remedy of Landlord hereunder.

10.	ASSIGNMENT AND SUBLETTING

(a)    Prohibition. Except as otherwise provided herein, this Lease may not be assigned or the Premises or any part thereof sublet or used or occupied by any third party, nor may Tenant otherwise transfer the Lease or any rights to use the Premises (including any transfers by operation of law, including by merger of Tenant with or into another entity, or transfers of the majority of any stock of any corporate Tenant or any majority partnership or limited liability company interests of any partnership Tenant) without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole discretion. An assignment by Tenant of this Lease or a sublease of any portion of the Premises to a wholly-owned direct or indirect subsidiary of Tenant will require Landlord’s consent but such consent will not be unreasonably withheld, conditioned or delayed. Any attempted transfer of this Lease in contravention hereof shall be null and void. No transfer of this Lease shall operate to release Tenant from its obligations under this Lease.

(b)    Requirements. If Tenant desires to assign, sublease or otherwise transfer any right or interest in and to the Lease or the Premises, or any right to occupy the Premises, to any party, Tenant shall notify Landlord in writing of such proposed assignment, sublease or transfer. Such notice shall include a copy of the proposed written assignment, sublease or other agreement of transfer and such other information concerning the proposed assignment, sublease or transfer as Landlord may request. If Landlord grants its consent to such assignment, sublease or other transfer, Tenant shall promptly provide Landlord with a fully executed copy of the final assignment, sublease or other agreement of transfer.

(c)    Deemed Assignment/Sublet. For purposes of this Section 10 the following shall be deemed an assignment or sublease, as the case may be, subject to the requirements of this Section:

(i)    the transfer of more than thirty percent (30%) of the outstanding capital stock of any corporate tenant or subtenant or any increase in the amount of issued and/or outstanding shares of capital stock and/or the creation of one or more additional classes of common stock of any corporate tenant or subtenant with the result that the beneficial and record ownership in and to such tenant or subtenant changes by more than thirty percent (30%) from the beneficial and record ownership as of the Commencement Date, or the transfer of more than thirty percent (30%) of any partnership interest in Tenant or any subtenant, if Tenant or subtenant is a partnership, however accomplished, whether in a single transaction or in a series of related or unrelated transactions;

(ii)    any agreement by any other person or entity directly or indirectly, to assume Tenant’s obligations under this Lease;

(iii)    any transfer or series of transfers, by operation of law or otherwise, of Tenant’s interest in this Lease, including without limitation the transfer of this Lease to a subsidiary or affiliate of Tenant and the subsequent transfer of stock or other ownership interest in such subsidiary or affiliate; and

(iv)    each modification, amendment or extension of any sublease to which Landlord has previously consented shall be deemed a new sublease.

(d)    Additional Information. Tenant agrees to furnish Landlord upon demand at any time, such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Section.

(e)    Rights of Landlord Upon Subletting. If, with the consent of Landlord, the Premises or any part thereof shall be sublet or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the subtenant or other occupant, and apply the net amount collected to the Rent herein reserved. If, without the consent of Landlord, the Premises or any part thereof shall be sublet or occupied by anyone other than Tenant, Landlord may collect rent from the subtenant or other occupant, and apply the net amount collected to the Rent herein reserved, provided, however, that no such collection shall be deemed a waiver by Landlord of the requirement to obtain its consent to such sublease or other occupancy nor an acceptance by Landlord of such sublease or other occupancy. In neither of the foregoing circumstances shall Tenant be relieved from its obligations under the Lease or from further performance by Tenant of any covenants on the part of Tenant herein contained.

(f)    Rights of Landlord Upon Assignment. If this Lease or any interest herein is validly assigned under this Section 10 to another party, such assignment shall not relieve Tenant from its obligations under the Lease or from further performance by Tenant of any covenants on the part of Tenant herein contained, and Tenant shall at all times remain directly and primarily responsible therefor.

(g)    Review and Approval Costs. Tenant agrees to pay to Landlord, on demand, the reasonable out-of-pocket costs incurred by Landlord in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant, including reasonable attorneys’ fees.

11.     USE OF PREMISES

Landlord and Tenant agree to comply with the following provisions regarding the use of the Premises.

(a)    Compliance with Law.

(i)     Generally. Unless expressly allowed herein with respect to Tenant’s specific permitted Medical Marihuana Uses (and the current non-compliance of same under federal law), Tenant shall comply in all material respects with the covenants, agreements, terms, provisions and conditions of this Lease and any mortgage on the Premises of which Tenant has actual knowledge and any applicable state or local law, ordinance or governmental regulation (including, without limitation, all environmental laws, rules, regulations or orders relating to the Premises). Tenant shall not make or permit to be made any use of the Premises or any part thereof that would reasonably be likely to be dangerous to life, limb, or property without the appropriate safety practices reasonably approved by Landlord, or which would reasonably be likely to invalidate or increase the premium of any policy of insurance carried on the Building, the Premises or covering its operation, unless Tenant is willing to pay the cost of any such increased premium or provide alternative, comparable insurance coverage reasonably acceptable to Landlord. Notwithstanding any term or provision to the contrary herein, Tenant shall not be required to comply with any federal law which is applicable to and prohibits Tenant’s Medical Marihuana Uses in the Premises and Tenant’s non-compliance with federal law with respect to such Medical Marijuana Uses shall not be considered a breach or default of this Lease. Tenant shall not use or permit the Premises or any part thereof to be used in any manner, nor shall it permit anything to be brought into or kept therein which, in the reasonable judgment of Landlord, would in any way impair the character, reputation or appearance of the Premises as a high quality facility or which would materially impair or interfere with any of the services performed by Landlord for the Premises. Tenant agrees to change, reduce or stop any such use or install at its expense necessary equipment, safety devices, pollution control systems or other installations at any time during this Lease to comply with the foregoing upon the written request of Landlord. Tenant shall have the right, upon written notice to Landlord, to contest the application of any such legal or other requirement to Tenant or its operations at the Premises, provided that Tenant shall pursue such contest with due diligence and also provided that Tenant shall indemnify, defend and hold Landlord harmless from any costs, penalties, losses, liabilities or other damages incurred or suffered by Landlord arising from Tenant’s violation or alleged violation of any of the requirements of this subsection 11(a).

(ii)    Health, Safety and Environmental Issues. Tenant agrees to comply with all health, safety and environmental rules and regulations of Landlord of which written notice has been provided to Tenant and of any governmental entities and/or regulatory agencies having jurisdiction over the Premises. Tenant agrees to designate, by written notice to Landlord, a representative who shall have authority to participate in facility meetings and other meetings of Landlord with respect to health, safety and environmental issues in the Building and at EBP. Such representative shall also serve as the contact person for any governmental entity (including any regulatory agencies) which has need to identify a contact person for such health, safety and environmental issues. Tenant shall maintain reasonably detailed records (and, subject to confidentiality and privilege considerations, make same available to Landlord upon reasonable request for same) relating to inventories of chemicals used and/or stored on or about the Premises and tracking records pertaining thereto. In no event shall the foregoing constitute Landlord’s consent to the use and/or storage of any such chemicals and Tenant is expressly prohibited from using the Premises for any purposes (including storage) which involve any processes and/or materials (including, but not limited to, any chemicals) if such are deemed by Landlord to cause additional liability to Landlord, except as otherwise provided in Section 3(a) hereof.

(iii)    Certification of Compliance. At the request of the Landlord, which shall in no event occur more than once in any calendar year, an officer of Tenant (in the case of a corporation) or such other person authorized to bind Tenant (in the case of another form of legal entity) shall certify in writing to Landlord that Tenant’s operations, activities and occupancy of the Premises are in full compliance with all applicable federal (excepting only federal laws applicable to Medical Marihuana Uses), state and local laws, orders, regulations and ordinances. Any exceptions, deviations or non-compliance shall be identified in such certificate, together with a detailed description of Tenant’s plan for remedying such non-compliance.

(b)    Rules. Tenant shall comply and shall cause all of its agents, contractors, employees, visitors and any others using the Premises to comply with the “Site Requirements” attached hereto as EXHIBIT E. Notwithstanding the foregoing, however, Tenant’s allowed Medical Marihuana Uses shall not be deemed to violate the provisions of Section 6.5 of the Site Requirements. Landlord hereby advises Tenant that the “Kodak Representative” (as defined in the Site Requirements) is Robin Chontosh (585-477-4896), subject to change by Landlord upon written notice to Tenant. In the event any future rule or other requirement is approved which either prohibits Tenant’s Medical Marihuana Uses or substantially prevents Tenant’s compliance with state law, rule, regulation, or otherwise, Tenant may terminate this Lease without penalty and recover the full amount of the Security Deposit (assuming that Tenant fully and completely complies with all provisions of this Lease through the date of such termination and fully surrenders the Premises to Landlord in accordance with the terms hereof).

(c)    Signs. Tenant shall have the right, at its sole expense, to install signs in and on the building, however, Tenant shall not display, inscribe, print, paint, maintain or affix on any place on the exterior of the Building nor on the land on or adjacent to which the Building is located, any sign, notice, legend, direction, figure, or advertisement display materials after first obtaining the written approval of Landlord, which shall not unreasonably be withheld. Signs located inside the Building shall be permitted to identify the location of the Premises. In addition to the foregoing, Landlord shall provide, at Landlord’s cost and expense, a listing of Tenant’s business name on the Building directory, if any. All such signs must comply fully with all applicable laws, rules and regulations of any governmental authority.

(d)    Alterations.

(i)     Prohibitions and Limitations on Same. Tenant shall not make any alterations, improvements, or additions of or to the Premises (collectively, “Alteration”) without Landlord’s advance written consent in each and every instance, which consent shall not be unreasonably withheld; provided, however, Tenant shall not require Landlord’s consent to make de minimus alterations, such as painting or installing carpeting, or to make any other alterations not affecting any Building system or the structure of the Building that, on an individual project basis, do not cost in excess of TWENTY FIVE THOUSAND DOLLARS ($25,000.00). Notwithstanding the foregoing, Tenant shall require Landlord’s consent for any Alteration proposed by Tenant that calls for any modification to the foundation, structural or mechanical components (including the heating, ventilating, air conditioning, plumbing, electrical, fire protection, sprinkler and fire alarms systems including the fire walls and fire doors), and Landlord shall not unreasonably withhold its consent to such Alterations. Notwithstanding any other statement to the contrary in this Lease, with Landlord’s prior written consent which will not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to make any Alterations required to comply with the requirements of title 5-A of article 33 of the Public Health Law of the State of New York or any other statute, law, rule, regulation, ordinance, or guidance, provided that any such Alterations do not impact modify or change the structural elements of the Building (including the foundation) or any mechanical systems serving the Building. Any Alteration in or to the fire protection systems, fire alarms, sprinkler systems and/or fire walls and fire doors shall expressly require the prior written consent and approval of any insurance company of Landlord (and may be given or withheld for any reason or no reason) and must be in full compliance with all rules and regulations of such company. The parties hereto agree that Landlord may reasonably withhold its consent to a proposed Alteration requiring Landlord consent if such Alteration is not consistent, in Landlord’s reasonable judgment, with Landlord’s internal aesthetic, engineering, insurance and construction standards and the standards of Landlord’s property insurance company for the Building or other buildings owned by Landlord (if any) adjacent to the Building. In the event Tenant desires to make any Alteration that requires Landlord’s consent hereunder, Tenant shall first submit to Landlord plans and specifications therefor for Landlord’s review as part of Landlord’s determination of whether to approve the Alteration pursuant to this subparagraph 11 (d)(i). In addition, any contractor(s) which Tenant intends to engage in the making of any Alteration shall be subject to Landlord’s prior approval which shall not be unreasonably withheld. Any contractor, agent and/or subcontractor hired by Tenant must maintain insurance at the levels, of the types, with the companies and subject to conditions reasonably required by Landlord, which insurance requirements shall be delivered in writing by Landlord to Tenant at the time of delivery of Landlord’s consent, if such consent is delivered. Tenant shall indemnify, defend and hold Landlord harmless from each and every claim for liability for injuries to persons or damage to or loss of property occurring at the Premises due to negligent acts or omissions by Tenant or Tenant’s contractors, subcontractors or agents.

(ii)     Additional Requirements. Each Alteration must comply fully with all laws and be performed in a good and workmanlike manner. Landlord must be advised of any requests for permits or governmental applications made or filed by Tenant prior to such filings. Upon Tenant’s request, and at Tenant’s sole cost and expense, Landlord shall cooperate in connection with the securing of any such permits or the filing of any such governmental applications. Each and every Alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property (with the exception only of Tenant’s movable office furniture, trade fixtures, office and professional, manufacturing and process equipment) and shall remain upon the Premises at the expiration or earlier termination of this Lease without compensation to Tenant unless Landlord notifies Tenant in writing, at the time of Landlord’s consent to the Alteration, that such Alteration must be removed upon the expiration or termination of the Lease. Tenant shall remove such Alteration as herein required upon such expiration or earlier termination, repair any damage caused by such removal and restore the Premises to the condition specified in Section 35 of this Lease. Notwithstanding anything to the contrary herein provided, Landlord and Tenant intend and agree that during the Lease Term any Alteration shall be treated as the property of Tenant for accounting and income tax purposes such that Tenant shall be entitled to deductions, if any, for depreciation or amortization of such Alterations, excluding, however, any Alteration funded by Landlord which shall be owned by and treated as the property of Landlord.

(e)    Security. Tenant (subject to compliance with Section 11(d)) shall have the right to install a separate security system to accommodate Tenant’s use of the Premises in strict compliance with any federal (unless such federal law conflicts with Tenant’s Medical Marihuana Uses), state or local statute, law, regulation, ordinance, rule, order or guidance. Landlord shall cooperate with Tenant in accomplishing such installation, provided however, that Landlord shall not be required to accommodate such improvements or systems if they would materially interfere with such Landlord’s conducting business at the Building or the Premises and further provided that Tenant shall be responsible for the entire cost of the design, installation and operation thereof.

(f)    Energy Conservation. Tenant shall comply with any applicable federal laws, rules, ordinances or administrative enactments on energy conservation, and shall cooperate with reasonable energy conservation programs voluntarily implemented by Landlord in the Building notice of which shall be provided to Tenant, to the extent that such programs do not materially and adversely affect Tenant’s conduct of its business.

(g)    Nuisance. Tenant shall not use, keep or permit the Premises to be occupied or used to cause an unreasonable nuisance or in a manner offensive or objectionable to Landlord and/or other occupants of the Building or adjacent facilities owned by Landlord by reason of noise, odors and/or vibrations, or interfere in any way with Landlord’s business, nor shall any animals (except service animals) or birds be brought in or kept in or about the Premises.

In addition to any liability for breach of any covenant of this Section, Tenant shall pay to Landlord an amount equal to any increase in insurance premiums payable by Landlord, caused by such breach, default or carelessness on the part of Tenant.

12.	REPAIRS

Tenant shall maintain the Premises in good condition (ordinary wear and tear and loss or damage due to a casualty not required to be restored by Tenant excepted) and shall, subject to the terms of Section 12 herein, repair any damage to the Premises occurring on or after the date hereof, other than any repairs which are the responsibility of Landlord hereunder, as expressly provided herein. Tenant shall be responsible for prompt maintenance and repair of all leasehold improvements within the Premises and Tenant’s furniture and fixtures located within or about the Premises. In addition, Tenant shall be responsible for any maintenance and repair to the Premises required as a result of the negligent use or misuse of the Premises by Tenant or Tenant’s employees, agents, contractors or invitees; provided that any such maintenance or repair required hereunder to be made by Tenant to the Premises shall be subject to the Landlord approval requirements applicable to alterations as provided in Section 11(d), and further provided that Landlord, as part of such approval, may elect to perform such maintenance or repair itself, at Tenant’s cost (to be paid as Additional Rent within twenty (20) days after receipt of an invoice therefor.

13.	DESTRUCTION OF PREMISES

If the Building shall be damaged by fire or other casualty and such damage prevents Tenant from using the Premises in substantially the same manner as it was used prior to such casualty or damage, and such damage is not repaired by Landlord within ninety (90) days after the date of such fire or casualty (or, in the case of damage the repair of which reasonably requires more than ninety (90) days, if Landlord has not commenced such repair or is not proceeding with reasonable diligence under the circumstances to complete such required repairs) or if such damage cannot reasonably be repaired or restored within one hundred eighty (180) days after the date of such fire or casualty, Tenant or Landlord shall have the right to terminate this Lease by written notice to the other delivered not more than one hundred and twenty (120) days following the occurrence of the damage. If Landlord elects not to seek to repair such damage, but does not simultaneously elect to terminate the Lease, Landlord shall notify Tenant of its election not to repair within thirty (30) days after the date of such fire or casualty, and Tenant’s right to terminate this Lease shall begin upon receipt of such notice from Landlord. In the event of any such termination, with respect to any portion of the Premises which was not damaged, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Section 35 relating to surrender of the Premises. From the date of the casualty until the effective date of such termination, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of the Premises. In the event, however, that such damage is due to the negligence or willful misconduct of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent.

If the Building shall be damaged by fire or other casualty and neither Tenant nor Landlord elects to terminate this Lease, as provided above, Landlord, at its sole cost and expense, shall promptly repair or reconstruct the damage to the Building and Tenant, at its cost and expense, shall promptly repair or reconstruct any damage to Tenant’s leasehold improvements, alterations or modifications to the Premises made after the Commencement Date. Until such time that the damage is substantially repaired, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of the Premises. In the event, however, that such damage is due to the gross negligence or willful misconduct of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent.

14.	CONDEMNATION

If the Premises or any part thereof shall be taken by any public or private authority through condemnation or eminent domain, Landlord shall immediately notify Tenant in writing. The entire amount of any condemnation award related to the value of the Premises shall be the property of and payable to Landlord. Nothing herein shall preclude Tenant from pursuing any claims it may have against the condemning authority based upon the value of its personal property taken or other costs incurred by Tenant (such as relocation costs) associated with such taking of the Premises.

If such taking reduces the square feet of the Premises by a material amount (whether by a single taking or a series of takings), Tenant or Landlord may terminate this Lease at any time by written notice to the other to be given within ninety (90) days after the effective date of the taking. As used herein, the term “material amount” means that the portion taken shall, in the reasonable opinion of either Landlord or Tenant, be so significant that the remaining portion of the Premises cannot be used in substantially the same manner by Tenant as was used prior to such taking. In the event of such termination by Tenant, with respect to any portion of the Premises which was not taken as part of the condemnation, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Section 35 relating to surrender of the Premises.

15.	CERTAIN RIGHTS RESERVED TO LANDLORD

Landlord reserves the following rights:

(a)    Pass Keys. To have pass keys to the Premises at all times.

(b)    Exhibition. On reasonable prior notice to and at all times accompanied by Tenant, and at times which result in minimal business disruption to Tenant, to exhibit the Premises to prospective tenants and to any prospective purchaser, mortgagee, or assignee of any mortgage on the Premises and to others having a legitimate interest during the Lease Term.

(c)    Access for Repairs. At any time and without notice in the event of an emergency, and otherwise upon reasonable prior notice and at reasonable times, to enter and/or to cause its representatives to enter onto the Premises to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises, as may be necessary or desirable for the safety, protection or preservation of the Premises, the Building or the land on which the Building is located, or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Premises, the Building s or the land on which the Building is located, or in order to comply with all laws, orders and requirements of governmental or other authority. In the event Landlord exercises its rights to access pursuant to this Section 15(c), Tenant shall accompany Landlord or its representatives at all times, except in case of emergency. If Landlord requires access in the event of an emergency, Landlord acknowledges that Premises will be alarmed.

(d)    Other Access. At any time and without notice (and without accompaniment) in the event of an emergency, and otherwise upon reasonable prior notice and at reasonable times while accompanied by Tenant at all times, to enter onto the Premises to inspect or repair any portions of the Premises which are used by Landlord in connection with the continuing operation of its business. If Landlord requires access in the event of an emergency, Landlord understands that Premises will be alarmed.

(e)    Landlord Acknowledgement. Landlord acknowledges that its rights of reentry into the Premises set forth in this Lease do not confer on it the authority to manufacture and/or dispense on the Premises medical marihuana in accordance with Article 33 of the Public Health Law and agrees to provide the New York State Department of Health, Mayor Erastus Corning 2nd Tower, The Governor Nelson A. Rockefeller Empire State Plaza, Albany, N.Y. 12237, with notification by certified mail of its intent to reenter the Premises or to initiate dispossess proceedings or that the Lease is due to expire, at least thirty (30) days prior to the date on which Landlord intends to exercise a right of reentry or to initiate such proceedings or at least 60 days before expiration of the Lease.

16.	LANDLORD’S REMEDIES

All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of any material violation or attempted material violation of any of the covenants, agreements or conditions of this Lease, subject to any applicable written notice and opportunity to cure and further provided that the nature of the material violation is one that could reasonably be expected to endanger the health or safety of the Building occupants or occupants of any adjoining buildings.

(a)    Bankruptcy; Re-organization. If Tenant shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (ii) admit in writing its inability to pay its debts as they come due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the federal Bankruptcy Code, or (v) file an answer admitting the material allegations of a petition filed against Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the federal Bankruptcy Code, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, except for a bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating Tenant insolvent or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, and Tenant is unable to restore its financial position, stay any bankruptcy proceeding or cure any of the aforementioned events of default within sixty (60) days after such occurrence, then, in any such event and upon the passage of sixty (60) days thereafter, Landlord may give to Tenant a written notice of intention to end the Lease Term specifying a day not earlier than ten (10) days thereafter, and upon the giving of such notice the Lease Term and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Lease Term.

(b)    Default in Tenant Obligations. If Tenant defaults in the payment of Rent and such default continues for five (5) days after written notice, or, except as otherwise provided in this Section 16 hereof, defaults in the prompt and full performance of any other provision of this Lease and such default continues for thirty (30) days after written notice, or if such default cannot be cured within thirty (30) days, Tenant does not commence to cure such default within thirty (30) days and diligently pursue the same to completion thereafter, or if the leasehold interest of Tenant be levied upon under execution or be attached by process of law and such levy or attachment is not removed or bonded within thirty (30) days thereafter, or if Tenant ceases to pay Rent hereunder for a period in excess of thirty (30) days, then and in any such event Landlord may, at its election, either terminate the Lease and Tenant’s right to possession of the Premises, or without terminating this Lease, endeavor to relet the Premises. Nothing herein shall be construed so as to relieve Tenant of any obligation, including the payment of Rent, as provided in this Lease, provided that if Landlord relets all or any portion of the Premises, all rent and additional rent collected by Landlord pursuant to such reletting shall be applied against any ongoing obligation of Tenant hereunder for the payment of Rent.

(c)    Surrender of Possession; Landlord’s Right to Re-Enter. Upon any valid termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, all in the manner that the Premises is to be surrendered as provided in Section 35 hereof, and hereby grants to Landlord full and free license to enter into and upon the Premises to repossess Tenant of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be reasonably necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law, except as otherwise expressly provided herein. Any costs incurred by Landlord in connection with Landlord’s re-entry into the Premises, Landlord’s removal of Tenant’s property therefrom, and Landlord’s performance of any obligations of Tenant under Section 35 hereof in connection with such re-entry, shall be payable by Tenant to Landlord as Additional Rent hereunder.

(d)    Damages and Acceleration. If Landlord elects to terminate this Lease for any of the reasons specified in this Section 16 of the Lease, it being understood that Landlord may elect to terminate the Lease after and notwithstanding its election to terminate Tenant’s right to possession as in Section 16(b) Landlord shall forthwith upon such termination be entitled to recover as damages and not as a penalty, an amount equal to the then present value of the Rent provided in this Lease for the residue of the stated Lease Term, less the present value of the fair rental value of the Premises for the residue of the stated Lease Term. The discount rate used to calculate present value shall be five percent (5%).

(e)    Landlord’s Right to Perform Tenant’s Obligations. Tenant agrees that if it shall at any time fail to make any material payment to a third party other than Landlord or its designee or fail materially to perform any other act on its part to be made or performed under this Lease beyond any applicable notice and cure period, Landlord may, but shall not be obligated to, and after reasonable written notice or demand and without waiving, or releasing Tenant from, any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, Landlord may pay expenses and employ counsel. If legal action is required to enforce performance by Tenant of any condition, obligation or requirement hereunder, the costs of such action including reasonable attorneys’ fees will be paid solely by the party not prevailing in such action. All sums so paid by Landlord and all expenses incurred by Landlord in connection therewith (provided that Landlord is the prevailing party in any such legal action), together with interest thereon at the maximum rate permitted by law from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of any installment of Rent thereafter becoming due and Landlord shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

(f)    Tenant’s Personal Property. Any and all property to which Tenant is or may be entitled which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of applicable law upon termination of the Lease or upon default by Tenant after any applicable notice and cure period, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Lease Term or of Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit.

17.	LATE CHARGE

In the event Tenant fails on two separate occasions in any one calendar year during the Term to pay any installment of Base Rent or Additional Rent on the day when due and payable, then during the balance of the Term and with respect to any subsequent installment of Rent not received by Landlord by the fifth (5th) business day after the due date, a late charge will be due and owing in an amount equal to five percent (5%) of the then unpaid monthly Base Rent or Additional Rent. Such late charge shall be billed by Landlord to Tenant with the Rent for the calendar month next following and shall be paid by Tenant together with the Rent due for such month.

18.	SUBORDINATION OF LEASE

The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Premises, and to the lien of any mortgage or mortgages now or hereafter in force against such leases and/or the Premises, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations and replacements thereof. This Section 18 is self-operative and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall promptly execute such further instruments as may be reasonably requested by Landlord, provided that no such document increases, in any material respect, Tenant’s monetary obligations or liability under the Lease or decreases, in any material respect, Tenant’s rights under the Lease. Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof. In the event that there are any future mortgages which will encumber the Premises, Landlord shall use its commercially reasonable efforts to provide Tenant with a non-disturbance agreement in a form reasonably acceptable to Tenant but any costs associated with same shall be paid by Tenant.

19.	ENVIRONMENTAL RESPONSIBILITIES

(a)    Indemnification. To the extent that any violation of applicable Environmental Law (as hereinafter defined) or the environmental condition requiring remediation under such law arose out of Tenant’s use of or operation at the Premises occurring after the Commencement Date, Tenant shall indemnify, defend and hold Landlord, its affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns harmless from and against any claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigations and ongoing remediation) arising from (i) any violation or alleged violation of applicable Environmental Law, including, without limitation, any operations, actions or omissions by Tenant which would cause the Building or the site in which the Building or the Premises is located as a whole (or any part thereof) to be out of compliance with any such Environmental Law, or (ii) any requirement to remediate under applicable Environmental Law (arising during the Lease Term or thereafter) any environmental condition to the extent arising out of Tenant’s use of or operations at the Premises imposed or required by either a governmental authority having appropriate jurisdiction thereof, including without limitation those requirements imposed under CERCLA or by a third party.

(b)    Reporting Requirements. Tenant agrees to promptly report to Landlord (and, as required by law, to any regulatory agency) any release at the Premises by Tenant at the time Tenant first becomes aware thereof of any hazardous substance as defined in or required to be reported under any federal, state and local laws, including, but not limited to, CERCLA and any other release which is required to be reported under Landlord’s written protocol for the reporting of such releases at the Building or the site within which the Premises is located, as such written protocol is modified from time to time and which protocol has been delivered to Tenant. In addition, Tenant shall provide Landlord, with copies of any and all material correspondence between Tenant and any environmental regulatory agencies of any federal, state or local governmental authorities relating to a violation or alleged violation of applicable Environmental Law. Tenant shall not perform any environmental testing or remediation at or of the Premises without obtaining Landlord’s prior written consent, which Landlord may withhold in its sole discretion; provided, however, that nothing herein shall prevent Tenant from complying with applicable law or requirements of any governmental agency. Any testing required of Tenant under the proviso in the immediately preceding sentence shall, at Landlord’s option, be subject to Landlord’s control. Tenant shall provide Landlord with a complete copy of the results of any such tests and any reports analyzing such results. Notwithstanding any other provision in this Lease, Tenant shall have the right to possess reasonable amounts of a substance which may otherwise be defined as hazardous in the event such substance is used for rodent or pest control, provided that all such possession, use, storage and disposal of same must be in full compliance with all applicable Laws.

(c)    Environmental Permits. Tenant, at Tenant’s sole cost and expense, shall be responsible to obtain and maintain in place all permits and notifications required by applicable Environmental Law with respect to waste, air emissions or other materials discharged as a result of any of Tenant’s manufacturing or other processes conducted at the Premises. Tenant shall provide to Landlord, within ten days of a request by Landlord, all information reasonably requested by Landlord with respect to such permits. Tenant shall also notify Landlord within ten days of any changes made to any such permits currently in force or obtained by Tenant in the future.

(d)    Survival. The provisions of this Section 19 shall survive the expiration or earlier termination of this Lease.

(e)    Environmental Law Defined. “Environmental Law” means any Law concerning the protection of human health as it relates to Hazardous Substances exposure, the environment, worker safety as it relates to Hazardous Substance exposure, or the use, storage, recycling, treatment, generation, transportation, arrangement for transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance.

(f)    Hazardous Substance Defined. “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful or as a pollutant or contaminant under applicable Environmental Laws including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon.

(g)    Law Defined. “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a government entity or self-regulatory organization. Notwithstanding any other statement to the contrary herein, for the purposes of this Lease only, Tenant shall not be required to comply with any federal law which prohibits Tenant’s Medical Marihuana Uses indicated herein. However, nothing contained herein shall be construed as Landlord agreeing to breach any federal laws and nothing contained herein shall cause Landlord to bear any liability or responsibility for any breach of any federal laws by Tenant.

20.	INTENTIONALLY DELETED

21.	LANDLORD’S ACCESS AND ASSESSMENT RIGHTS

(a)    Landlord’s Right of Access for Health, Safety and Environmental Compliance. Landlord shall have the right to enter on the Premises and any part thereof, after reasonable prior notice and at reasonable times and at all times (except in emergencies) accompanied by Tenant or its agents, employees, directors, officers, or servants, to engage in any activities reasonably required by Landlord to ensure the compliance of the Premises with applicable health, safety and/or environmental laws, regulations, licenses and permits and any State or Federal order or agreement entered into by Landlord relating to the Premises, including the performance of any such activities required to be performed by Tenant hereunder or under applicable laws or regulations. Landlord shall use all reasonable efforts to minimize any disruption to Tenant’s business. In the event of a release or other health, safety or environmental emergency at the Premises, Landlord shall have the right to enter the Premises for purposes of responding to such release or emergency without giving Tenant notice in advance. If Landlord is required by law, regulation, ordinance or any order of any governmental authority to grant to any federal, state or local government, or agency thereof, access to the Premises, then such government or governmental agency shall have such right of access, accompanied at all times (except in emergencies) by Tenant or its agents, employees, directors, officers, or servants, notwithstanding anything to the contrary in the Lease, and the exercise of such access right shall not constitute a breach of this Lease or an eviction from the Premises.

(b)    Landlord’s Rights to Perform Health, Safety and Environmental Assessments of the Premises. Landlord, acting through its employees, agents or contractors, shall have the right to enter upon the Premises for the purpose of conducting a health, safety and environmental assessment of all or any part thereof, provided Landlord gives reasonable prior notice to Tenant and is accompanied at all times (except in emergencies) by Tenant or its agents, employees, directors, officers, or servants. To the extent Landlord in its sole discretion does not claim an enforceable attorney-client privilege for any reports of such assessment, copies of any reports prepared by Landlord summarizing the results of such assessment shall be made available to Tenant. Tenant shall notify Landlord reasonably in advance of any scheduled or unscheduled visit to or inspection of the Premises or any other portion thereof by representatives of any federal, state or local regulatory agency, and Tenant and Landlord shall supply to each other copies of any correspondence which either may have with any such regulators relating to noncompliance or subsurface contamination issues at the Premises. Landlord shall have no liability to Tenant, its employees, agents or any other party, associated with Landlord’s performance of any assessment conducted by or on behalf of Landlord as contemplated herein, except for any negligence or willful misconduct of Landlord or Landlord’s agents or contractors and neither shall Landlord have any responsibility to actually conduct an assessment at any time during the Lease Term, and Landlord shall have no liability to Tenant, its employees, agents or any other party for the failure of Landlord to conduct any such assessment.

(c)    Inspection of Premises. Landlord and its authorized representatives, at all times accompanied by Tenant, shall have the right, at any time (but without notice and unaccompanied by Tenant in the event of an emergency) upon reasonable prior notice and at reasonable times, to enter and/or to cause its representatives to enter onto the Premises or any part thereof, to engage in any activities deemed reasonably necessary by Landlord including, but not limited to, inspections, measurements, repairs, alterations, additions and improvements to the Premises, as may be necessary or desirable for the safety, protection or preservation of the Premises or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Premises or in order to comply with all laws, orders and requirements of governmental or other authority. Landlord shall attempt to minimize any disruption to Tenant’s business. The exercise of the access rights granted to Landlord and its representatives hereunder shall not constitute a breach of this Lease or an eviction from the Premises.

22.	NOTICES AND CONSENTS

All notices, demands, requests, consents or approvals (collectively, “Notice”) which may or are required to be given by either party to the other shall be in writing and shall be deemed given if by personal delivery upon the party for whom it is intended on the day so delivered, if delivered by registered or certified mail, return receipt requested, on the third business day following such mailing, if delivered by a national courier service on the next business day following such mailing, any such Notice mailed or delivered to the following:

if to Tenant:

Columbia Care NY, LLC

24 West 25th Street, 6th Floor

New York, NY 10010

Attention:  Michael Abbott

if to Landlord:

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0207

Attention:  Real Estate Lease Management Office

with a copy to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0205

Attention:  General Counsel

The parties may by written notice to the other designate a different person or entity to receive notices hereunder and/or a different address or addresses. If the term Tenant as used in this Lease refers to more than one person any Notice given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant.

23.	LOCKS AND KEYS

Upon notice to and consent from Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant shall be permitted to attach or install any lock or similar device to any exterior door or window at the Premises or in the Building, in order to remain in compliance with any statutes, laws, rules, or regulations applicable to Tenant’s Permitted Use referenced in Section 3 herein. No additional locks or similar devices shall be attached to any exterior door or window at the Premises or in the Building without Landlord’s prior written consent and no keys for any exterior door other than those provided by Landlord shall be made. If Landlord consents to the installation of additional locks or similar devices, Tenant shall provide Landlord with copies of keys, electronic access or other access through such devices to be used only in the event Landlord requires access in an emergency. If more than two keys for one lock are desired, Landlord will provide same upon payment by Tenant. All keys must be returned to Landlord at the expiration or termination of this Lease.

24.	INVALIDITY OF PARTICULAR PROVISIONS

If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future federal (excepting only federal laws applicable to Medical Marihuana Uses), state or local law or any rule or regulation of any federal (excepting only federal laws applicable to Medical Marihuana Uses),state or local governmental body or entity, effective during the Lease Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is essential to the rights of either party in which event a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Lease and the application of such provision shall not be affected by such invalidity or unenforceability.

25.	CONFIDENTIALITY

In the course of performance under this Lease, either party or its employees may receive information from the other party which is identified by the disclosing party as confidential, is prominently marked as confidential or which the receiving party otherwise knows or has reason to know is confidential information of the disclosing party. The receiving party shall take all reasonable steps to safeguard such confidential information and shall not disclose it to others except with the written consent of the disclosing party or to the extent that such disclosure is required by law, in which case the receiving party shall first notify the disclosing party of the legal requirement so that the disclosing party may seek to take action to challenge the application of such legal requirement.

26.	MISCELLANEOUS TAXES

Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises, or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises other than those furnished and paid for by Landlord, if nonpayment thereof shall give rise to a lien on the real estate, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property, or upon Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s occupancy or fixtures, furnishings, equipment or personal property. Landlord shall pay any and all real estate taxes assessed and levied against the Premises, in each case prior to the respective delinquency dated thereof. If such taxes may be paid in installments, Landlord shall have the right to do so.

27.	BROKERAGE

Except for CB Richard Ellis/Rochester NY, LLC (the “Broker”) Tenant and Landlord represent and warrant that they have dealt with no other broker, agent or other real estate sales person in connection with this Lease and that no other broker, agent or such other person brought about this transaction. Tenant and Landlord agree to indemnify and hold each other harmless from and against any claims by any other broker, agent or other real estate sales person claiming a commission or other form of compensation by virtue of this Lease or of having dealt with Tenant or Landlord with regard to this leasing transaction and should a claim for such commission or other compensation be made it shall be promptly paid or bonded by the party who has dealt with the person or entity making such claim. The provisions of this Section 27 shall survive the termination of this Lease. Landlord shall pay the Broker pursuant to the terms of a separate agreement.

28.	FORCE MAJEURE

Except as to the payment of Rent or other monies due under this Lease, neither party shall be responsible for delays or inability to perform its obligations hereunder for causes beyond the reasonable control of such party including acts of other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, or fire or other casualty which are beyond the reasonable control of such party.

29.	PARKING.

Landlord will provide three (3) parking spaces along the east side of the Building, within the EBP Secure Area, and two (2) spaces in the building 26 north side parking lot, within the EBP Secure Area. Landlord will also provide Drive-in Passes for these five (5) parking spaces. Additionally, an initial quota of one hundred (100) parking spaces will be made available to Tenant for its use and the use by its employees, invitees and guests in Parking Lot 46, located on the east side of Lake Avenue, outside the EBP Secure Area. The parking areas described herein are shown on Exhibit B attached hereto and made a part hereof. Any use of the parking areas shall be in strict compliance with all reasonable rules and regulations of Landlord, provided that such rules are consistently applied to Tenant and other occupants of the Building, shall be at the cost per parking space (if any) established from time-to-time by Landlord and consistently applied to Tenant and other occupants of the Building, and shall be expressly at the sole risk of Tenant and its employees, invitees, and guests.

30.	INDEMNIFICATION

Subject to the provisions of Section 19, which shall control to the extent applicable:

(a)    By Tenant. Except to the extent caused by the negligence or misconduct of Landlord or to the extent of the claims otherwise waived by Landlord in Section 8 hereof, Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Landlord from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (i) any act or omission by Tenant or its employees, contractors, subcontractors, agents or guests, (ii) any breach or default by Tenant in performance or observance of its representations, warranties, covenants or obligations under this Lease, and (iii) Tenant’s possession, operation, maintenance, repair of the Premises or the failure of Tenant to operate, maintain or repair the Premises, in each case to the extent required hereunder.

(b)    By Landlord. Except to the extent caused by the negligence or misconduct of Tenant and except to the extent of the claims otherwise waived by Tenant in Section 8 hereof, and except as otherwise set forth in Section 5 hereof, Landlord covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Tenant from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Tenant, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (i) any breach or default by Landlord in performance or observance of its representations, warranties, covenants or obligations under this Lease, (ii) any act or omission by Landlord or its employees, contractors, subcontractors, agents or guests, or (iii) Landlord’s maintenance and repair of the Premises or the failure of Landlord to maintain or repair the Premises, in each case to the extent required hereunder.

(c)    Indemnification Limitations. The foregoing indemnification of Landlord set forth above shall be expressly inapplicable to and have no force and effect with respect to the Security Services to be provided by Landlord to the Building pursuant to the terms herein and shall be further expressly inapplicable to and have no force and effect with respect to the Emergency Services and/or Fire Protection Services to be provided by Landlord to the Building pursuant to the terms herein. With respect to Emergency Services, Fire Protection Services and Security Services, Landlord agrees to make reasonable efforts to provide all such necessary Emergency Services, Fire Protection Services and/or Security Services at or to the Building. However, Tenant hereby expressly agrees to hold Landlord harmless from and against any failure to provide, successfully deliver or otherwise deliver any and all such Emergency Services, Fire Protection Services and Security Services at or to the Building. It is understood, agreed and expressly bargained for between the parties to this Lease, that the failure of Landlord to provide and/or successfully deliver any or all such Emergency Services, Fire Protection Services and/or Security Services shall result in no liability to or responsibility of Landlord, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns for any claims, losses, damages, costs, expenses, fees (including, but not limited to expert and attorneys’ fees), charges, injuries or damage to persons or property howsoever and wheresoever caused.

(d)    Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER THE TERMS OF OR AS A RESULT OF THE VIOLATION OF THIS LEASE, INCLUDING WITHOUT LIMITATION A VIOLATION BY LANDLORD OF ITS DUTIES WITH RESPECT TO THE PERFORMANCE OF SERVICES PURSUANT TO SECTION 5 HEREOF, FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF GOODWILL OR LOSS OF PROFITS.

31.	SPECIAL STIPULATIONS

(a)    No Extension. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall reinstate, continue or extend the Lease Term or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

(b)    No Waiver. No waiver of any default of Tenant or of Landlord hereunder shall be implied from any omission by Landlord or Tenant, as the case may be, to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

(c)    Landlord. The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer from any or all damages, claims or liabilities arising from actions or events occurring after the date of such transfer. Notwithstanding anything to the contrary provided or implied elsewhere in this Lease, Tenant agrees that there shall be no personal liability on the part of Landlord arising out of any default by Landlord under this Lease, and that Tenant (and any person claiming by, through or under Tenant) shall look solely to the equity interest of Landlord in and to the Building for the enforcement and satisfaction of any defaults by Landlord hereunder, and that Tenant shall not enforce any judgment or other judicial decree requiring the payment of money by Landlord against any other property or assets of Landlord, and at no time shall any other property or assets of Landlord, or of Landlord’s principals, partners, members, shareholders, directors or officers, be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s (or such person’s) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises; such exculpation of personal liability to be absolute and without any exception.

(d)    Waiver of Trial by Jury. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or other statutory remedy.

(e)    Waiver of Right of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.

(f)    Review of Lease. The parties acknowledge that each party and its respective counsel have reviewed this Lease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease or any amendment or exhibits hereto.

32.	QUIET ENJOYMENT

Except as otherwise provided herein, so long as Tenant shall observe and perform the covenants and agreements binding on it hereunder and shall not be in default beyond any applicable grace period, Tenant shall at all times during the Lease Term peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord.

33.	ESTOPPEL CERTIFICATE

Landlord and Tenant agree that from time to time upon not less than fifteen (15) days prior request of the other, to deliver to the party making the request a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modification), (b) the dates to which the Rent and other charges have been paid, and (c) that, so far as the person making the certificate knows, the other party is not in default under any provision of this Lease, or if such were not to be the fact, then certifying such default of which the person making the certificate may have knowledge, it being understood that any such certificate so delivered may be relied upon by any landlord under any ground or underlying lease, or any prospective purchaser, lender, mortgagee, or any assignee of any mortgage on the Premises or any party purchasing the assets of Landlord or Tenant, as the case may be, or acquiring the same by merger, succession or otherwise. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

34.	SURVIVAL OF THE PARTIES’ OBLIGATIONS

Except with respect to the duties, responsibilities, obligations and indemnities described in Section 19 of this Lease, all obligations, indemnities, covenants, agreements and warranties (the “Responsibilities”) of Tenant and Landlord hereunder to the extent that they require action prior to the termination or earlier cancellation of this Lease shall survive the expiration or earlier termination of this Lease, such that to the extent that Tenant or Landlord shall have failed to perform or comply with any of such Responsibilities prior to such expiration or earlier cancellation, such party’s obligation to complete and perform such Responsibility arising prior to such expiration or cancellation date shall in no way be eliminated or affected by the occurrence of such expiration or cancellation. Section 19 of this Lease shall not be terminated or cancelled, and shall not expire with the remainder of this Lease, but the parties intend that the duties, responsibilities, obligations and indemnities contained in Section 19 shall continue to apply after such termination, cancellation or expiration until all of such duties, responsibilities, obligations and indemnities have been fulfilled.

35.	SURRENDER OF THE PREMISES

Upon the Expiration Date, Tenant shall surrender possession of the Premises to Landlord, broom clean and in the same condition and repair as existed on the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted. In addition, Tenant shall remove (i) all utility drops, wireways, piping and other similar infrastructure to the nearest main junction box or shut-off valve, to the extent that any of the foregoing is required to operate Tenant’s equipment at the Premises or otherwise, in connection with the operation of Tenant’s Business at the Premises,, (ii) all tenant improvements to the Premises made by Tenant after the Commencement Date if so requested by Landlord at the time of Landlord’s consent to such improvement, (iii) all of Tenant’s equipment and machinery, and (iv) any other personal property owned by Tenant, from the Premises no later than the Expiration Date. In addition, upon such termination, cancellation or expiration of this Lease, Tenant shall be responsible for the costs of all decertification, closure and post-closure activities which may be required by law or applicable regulatory authority arising from Tenant’s use of the Premises for the conduct of Tenant’s business or Tenant’s surrender of the Premises. If Tenant shall fail to comply with the requirements of this Section 35 regarding the removal from the Premises on the Expiration Date of those items referenced in clauses (i) through (iii) herein, Tenant shall be deemed to have failed to vacate the Premises and as a result shall be subject to the provisions of Section 9 hereof regarding “Holding Over

36.	AUTHORITY

Tenant and Landlord each warrant and represent that their respective representatives executing this Lease have full power and authority to execute this Lease on behalf of Tenant and Landlord, respectively, and that this Lease, once executed by the signatory of Tenant or Landlord, as the case may be, shall constitute a legal and binding obligation of that party and is fully enforceable in accordance with its terms.

37.	MECHANIC’S LIENS

Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, reasonable attorneys’ fees, damages or interest charges as a result of any mechanic’s lien or any other lien filed against the Premises as a result of any act or omission or as a result of any repairs, improvements, alterations or additions made by Tenant or its agents or employees. Tenant shall, within thirty (30) days of the filing of any such lien and notice given to Tenant, remove, pay or cancel such lien or secure the payment of any such lien or liens by bond or other acceptable security. Landlord, at its option, may, but shall not be required to, upon expiration of the thirty (30) day period, pay the lien or bond at its discretion without inquiring into the validity thereof, and Tenant shall forthwith reimburse Landlord for the total expense incurred by Landlord in discharging or bonding the lien as additional rent hereunder, together with interest at the maximum rate permitted by law.

38.	MISCELLANEOUS

(a)    Captions. The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

(b)    Exhibits. EXHIBIT A, EXHIBIT B, EXHIBIT C, EXHIBIT D, EXHIBIT E, and EXHIBIT F are attached hereto and are part of this Lease.

(c)    Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its heirs, legal representatives, transferees, successors and assigns, and Tenant, its heirs, legal representatives, permitted transferees, successors and assigns. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

(d)    Capitalized Terms. All capitalized terms not defined in this Lease shall have the meaning assigned to them herein.

(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f)    Landlord’s Occupancy of Building. It is understood that Landlord may occupy portions of the Building in the conduct of Landlord’s business. In such event, all references herein to other tenants of the Building shall be deemed to include Landlord as an occupant.

39.	SECURITY DEPOSIT.

On or before the Commencement Date, Tenant will deposit with Landlord a sum in an amount of THIRTY ONE THOUSAND SIX HUNDRED FOUR DOLLARS AND 8 CENTS ($31,604.08), as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of this security deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which, Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of said deposit is to be used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall not, unless otherwise required by law, be required to keep this security deposit separate from its general funds. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last transferee of Tenant’s interest hereunder) at the expiration of the Lease term (or earlier termination pursuant to Section 2 herein) and upon Tenant’s vacation of the Premises. In the event the Building is sold, the security deposit will be transferred to the new owner.

40.	GUARANTY.

Columbia Care, LLC will agree to guaranty both payment and performance of all terms covenants and conditions imposed upon Tenant pursuant to the terms of this Lease in accordance with the Commercial Lease Guaranty attached hereto as EXHIBIT F and made a part hereof.

[remainder of Page is Intentionally Blank]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

EASTMAN KODAK COMPANY, LANDLORD

By:
Name:
Title

COLUMBIA CARE NY, LLC, TENANT

By:
Name:
Title

EXHIBIT A

Floor Plans Showing Location of Premises

Exhibit “A”

Eastman Business Park

Building 12, Floor 4

(58,346 SF)

EXHIBIT B

Map Showing Location of Building

(including designated parking areas)

Parking Lot 46
100 spaces
Lake Ave.
Keehl St.
2 spaces
3 spaces
B-12

EXHIBIT B - Eastman Business Park
Building 12 - Parking

EASTMAN
Business Park

EXHIBIT C

Floor Plans of Space Subject To Tenant’s Expansion Rights

Exhibit “C”

Eastman Business Park

Building 12, Floor 3

(58,389 SF)

Exhibit “C”

Eastman Business Park

Building 12, Floor 5

(58,005 SF)

Exhibit “C”

Eastman Business Park

Building 12, Floor 6

(33,576 SF)

EXHIBIT D

Utility Services Charges

The below table represents the estimated utility rates that Tenant will be charged for each listed utility service. These rates are inclusive of all taxes, and delivery and service fees.

It is understood that the below rates will vary from month to month depending on actual costs charged to Landlord by the on-site utility company RED-Rochester, LLC which provides utility services to Eastman Business Park.

At the end of each calendar year during the Lease Term, the table contained in this EXHIBIT D will be updated and the updated copy will be provided to Tenant setting forth the estimated utility rates for the upcoming year.

2015 Planned Utilities Rates

Services Kodak	Units	Rates
LP Steam	per million BTU	$15.26
70 Steam	per million BTU	$17.34
260 Steam	per million BTU	$19.90
Chilled Water	per ton-day	$5.29
Electric	per megawatt-hr	$88.57
Compressed Air	per thousand scf	$0.65
Demin Water	per thousand gallon	$21.66
HP Water	per thousand gallon	$39.41
Nitrogen	per thousand scf	$3.76
Process Water	per thousand gallon	$1.28
Potable Water	per thousand gallon	$4.79
Fire Access	per square foot	$0.01
WWT & Sewer	per thousand gallon	$4.86
Water Franchise Fee	per thousand gallon	$0.13

EXHIBIT E

Site Requirements

Rochester Site Requirements

for

Tenants

EASTMAN KODAK COMPANY

The Rochester Site Requirements Document is a controlled document.

No changes can be made.

Editor: Site Contracting Office

November - 2013

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

1.0	INTRODUCTION

1.1

All Tenants and Subtenants occupying space in or at a Kodak Rochester Site are required to use such space, and all other Kodak Rochester Site facilities, at all times in compliance with the requirements provided herein (the “Site Requirements”).

1.2

Each Tenant and Subtenant has the responsibility to inform its employees, Contractors, Subcontractors, agents and any other person accessing a Kodak Rochester Site at its request that these requirements are to be strictly observed.

1.3

If tenant is also a supplier of services to Kodak, for any work performed outside of tenant leased space and on Kodak property, the tenant is performing as a contractor hired by Kodak and is therefore subject to the Site Requirements for Contractors and Subcontractors. This also applies to any tenant-hired contractors or subcontractors providing services to Kodak outside of tenant leased space.

1.4

Kodak reserves the right to make reasonable updates and modifications to these Site Requirements from time to time, and, provided that such updates and modifications do not materially interfere with the Tenant’s permitted use of the Tenant’s leased premises, such updates and modifications shall apply, after the giving of reasonable notice thereof, to Tenants and Subtenants with the same force and effect as the original requirements.

1.5	In special circumstances the Rochester Site Requirements document and the formal Lease documents may vary, in those cases the Rochester Site Requirements document will become subordinate.

2.0	DEFINITIONS

2.1	Kodak Rochester Site: Property and facilities located in the Greater Rochester, New York area which are owned and/or operated by Kodak.

2.2	Contractor: Any person, firm, or other third party hired to perform service for Kodak or any other party on a Kodak Rochester Site.

2.3	Subcontractor: Any third party which directly or indirectly contracts with a Contractor or Subcontractor to perform work on a Kodak Rochester Site.

2.4	Tenant: Any third party which occupies space under a lease, license occupancy or other agreement with Kodak at a Kodak Rochester Site.

2.5	Subtenant: A third party which subleases, sublicenses, or otherwise occupies space at a Kodak Rochester Site from a Tenant.

2.6	Tenant Representative: The Kodak employee responsible for managing the relationship between Kodak and the Tenant.

2.7	Building Manager: The facilities management employee (contract or Kodak) responsible for interfacing with the Tenant for day-to-day building and site maintenance & service issues.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

3.0	COORDINATION BETWEEN KODAK AND TENANT

Any changes to, modifications of, or impairments to any Kodak Rochester leased facilities by any Tenant or Subtenant affecting fire protective equipment, fire walls, fire doors, alarm systems, any emergency equipment or devices, or building infrastructure, including egress routes, must be reviewed with the Tenant Representative.

4.0	OBTAINING BUILDING, PLUMBING, AND ELECTRICAL PERMITS

4.1

Kodak will obtain all governmental building, zoning, electrical and other similar permits and approvals relating to any Kodak Rochester Site building work being performed by a Tenant or Subtenant unless Kodak directs otherwise. Each Tenant or Subtenant must notify Kodak, in writing, of all building, plumbing, zoning, and electrical permits and approvals required by any Tenant or Subtenant.

4.2	The Tenant or Subtenant shall not contact any governmental agency on behalf of Kodak without advance written authorization by Kodak for building, plumbing, and electrical permits.

4.3

Except as otherwise provided in the agreement between Kodak and the Tenant or Subtenant, Kodak will schedule and conduct all required building permit, plumbing, and electrical inspections with state and local agencies.

4.4	Nothing in this section shall modify any of the rights and responsibilities of Tenants and Subtenants with respect to the obligations imposed by any permits and approvals.

5.0	HEALTH, SAFETY AND ENVIRONMENT

5.1	Health, Safety and Environmental Policy: At Kodak Rochester, we are committed to advancing sustainability through health, safety and environmental excellence by:

•	Compliance with regulations and corporate initiatives

•	Prevention of pollution

•	Providing a safe, healthful and injury free workplace

•	Continual improvement of HSE performance, and

•	Collaboration with our partners to create a site that is valued by the community

5.2

The Environmental Management System provides common direction to organizations at Kodak to help ensure compliance with corporate and regulatory requirements as well as the requirements of International Standards Organization (“ISO”) 14001. Excellence in HSE performance is a key objective of all operations at Kodak sites, including those involving Contractors and Subcontractors.

5.3

The Tenant shall be responsible to communicate and ensure an understanding of all HSE requirements, referenced in Section 5.0 of this document, to its Contractors, Subcontractors, Subtenants, agents, visitors, and employees working on a specific project prior to occupancy or commencement of any project. This includes ensuring the compliance by its employees, contractors, subcontractors, subtenants, agents and visitors, of all applicable governmental regulations, permits, orders, consent agreements and decrees.

5.4

If unsafe acts or conditions are observed that are deemed to present an immediate danger, Kodak may require that corrections are made immediately and may stop work. Consequences of any such work stoppage shall be borne by the Tenant with no recourse against Kodak or Kodak employees, except in cases of a stoppage of a production line or other business activity being conducted by a Tenant or Subtenant wholly within such Tenant or Subtenant’s leased premises where Kodak had no reasonable basis for ordering the work stoppage.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

5.5	Site Orientation

5.5.1

Each Tenant and Subtenant shall ensure that all its employees, Contractors and Subcontractors and agents complete the on line general site orientation@ http://www.kodak.com/go/contractorinfo at initial assignment before reporting to work. This program will familiarize individuals with Kodak’s general policies, code of conduct, and health safety and environmental issues.

5.5.2

In addition, the tenant is responsible for providing a building or work area site specific HSE orientation and building emergency action plan specifically designed to enable the individual to recognize potential hazards, understand safe work practices, and what to do in the event of an emergency.

5.6	Incident Reporting

5.6.1	Tenants and Subtenants will immediately upon discovery, report to the Kodak Communications Center by dialing 585-722-9911 for all:

•	Occupational injuries/illnesses requiring emergency treatment (including anything involving blood)

•	fires (extinguished or not)

•	environmental incidents (including spills, blood, mercury, PCB’s)

All Tenants and Subtenants must also notify their Tenant Representative of these incidents within 24 hours.

5.7	Equipment and Tools

5.7.1

All Tenants and Subtenants, and their Contractors and Subcontractors, shall be responsible for the safe operation of any equipment or tools brought on a Kodak Rochester Site. Equipment and tools will only be used or operated by persons thoroughly trained, in accordance with manufacturer specifications and government standards, and qualified to operate that particular equipment.

5.7.2

Kodak shall have no responsibility for any loss or damage to any Tenant or Subtenant, or their Contractors or Subcontractors, equipment or tools, or for the security of such equipment or tools on the Kodak Rochester Site.

5.7.3

Except as otherwise authorized in a written agreement executed by an authorized representative of Kodak, the use of Kodak-owned or leased tools or equipment, by a Tenant or any other non-Kodak employee is forbidden.

5.8

Flammable Liquids, Gases, and Combustibles: Flammable liquids and gases or bulk tanks may not be brought on Kodak property without prior approval of the Kodak Risk Engineering and Code Compliance. Storage of quantities greater than 25 gallons of any liquids, gases, and other combustible materials on Kodak premises must be reviewed by the Tenant Representative and Kodak Risk Engineering and Code Compliance. Significant changes in storage configuration of combustible materials and use and storage of flammable and combustible liquids or gases must be reviewed by the Tenant Representative and Kodak Risk Engineering and Code Compliance.

5.9	Hazardous Substances: All storage and use of hazardous substances must comply with the New York State Code to which the certificate of occupancy has been issued

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

(NFPA 30 Table 6.2.3 and International Building Code Table 307.7). Any Tenant or Subtenant shall have sole responsibility for the use, storage and security of any hazardous substances or other chemicals which are brought onto the Premises or the Building by such Tenant or Subtenant. In particular, without limiting the foregoing, such Tenant or Subtenant shall be solely responsible for compliance with respect to the Premises and all operations therein, with the requirements of the Chemical Facility Anti-Terrorism standards set forth in 6 CFR Part 27, and shall also be responsible for compliance with any other federal, state or local laws or regulations governing the security of hazardous materials or chemicals.

5.10

Permits, Requests and Approvals: A permit, request or approval is required for certain activities on Kodak Rochester Sites. The Tenant is required to work with the Tenant Representative to identify and acquire the permit, request or approval, and to understand and follow the requirements defined on the permit, request or approval.

5.10.1	Site, building, facilities and utilities related permits, requests and approvals:

•	Asbestos Survey Request

•	Building Electrical Inspection Request

•	Cutting & Coring Structural Elements Work Permit

•	Electrical Feeder Circuit Breaker Operation Request

•	Electrical Panel Directory Update Request

•	Excavation Permit Request

•	Lifewalk Request

•	Mobil Cranes Request

•	New Electrical Service Request

•	Outside Signage Request

•	Pest Control Request

•	Plumbing Authorization Request

•	Railroad Permit (for working on or near railroad tracks)

•	Relocation or Removal of Electrical Equipment Request

•	Rigging Request

•	Rochester Site Roadblock Request

•	Roofing Services Request

•	Scaffolding Request

•	Site-Asphalt, Curb, Fence, Rail, Post, Lawn Request

•	Site-Survey Request

•	Stake Out Utilities Request

•	Temporary Power Permit

•	Trailer Request (for placing sitting trailer on Kodak Rochester Sites)

•	Utility Disconnect Request

5.10.2	HSE related permits, requests and approvals, contact the Tenant Representative

•	Safety Data Sheets (SDS) Request

•	Industrial/Sanitary/Storm Sewer Usage Request (Kodak Waste Information Characterization KWIC)

•	Waste Disposal Request

5.10.3	Fire and security permits, requests and approvals, contact the Tenant Representative or call the Kodak Operations and 911 Center @722-2121.

•	Confined Space Permit

•	Open Flame/Hot Work Permit

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

•	Sprinkler Riser Shutdown Permit

•	Sprinkler Approval

5.10.4	Open Flame/Hot Work permits are required for any heat, sparking or open flame work. This includes but is not limited to:

•	abrasive cutoff wheels on metals

•	bitumen heating kettles

•	blow torches

•	electric heating irons and Thermogrip soldering tongs

•	flameless heat guns

•	hand held band saws generating sparks

•	heated bitumen tankers

•	lead kettles and pots

•	salamanders

•	welding

Fire watch assignments may be required on certain open flame/hot work jobs as determined by the Kodak Fire Department and Tenant Representative.

Only carbon dioxide and water fire extinguishers are permitted on Kodak Rochester Sites. “ABC All Purpose” or dry chemical extinguishers are not permitted for use on Kodak Rochester Sites, unless specific permission is granted by the Kodak Fire Department or Risk Engineering Department.

5.11

Radiation Sources: Radioactive material shall not be brought onto Kodak property or buildings without prior approval from the Kodak Radiation Safety Officer. This especially applies to high-intensity radiography sources used for welding inspection and other purposes. If the Tenant and Subtenant have a valid radioactive material license from the New York State Department of Labor, arrangements can be made by calling 726-6473 in advance to allow routine use of licensed radioactive material.

5.12

Rigging: Contractors or Tenant’s employees, agents, and other persons accessing a Kodak Rochester Site may not rig for any purpose including fall arrest protection from a Kodak owned structure without approval from the Tenant Representative.

5.13	Vehicle Safety Rules: All Tenants must comply with all New York State vehicle and traffic laws and the following while on Kodak property:

•	Seatbelts must be worn by all drivers and passengers in all vehicles being operated on Kodak premises when vehicles are so equipped.

•	Personnel shall not ride in any compartment not intended for passenger occupancy.

•	Pedestrians in marked life walks should be given right of way at all times.

•	Smoking is not permitted in vehicles while on Kodak premises.

•

Individuals will drive and park in a safe manner and obey speed regulation signs and site conditions. Parking is allowed only in designated spaces. Drivers shall back vehicles into parking spaces if the parking space is perpendicular to a Kodak Park road.

•	Vehicles are subject to inspection by Kodak’s Security staff at any time.

•	When driving vehicles not equipped with automatic backup alarms, the driver will sound the horn prior to and during backing up.

•	The use of hand-held devices is prohibited while driving on Kodak property.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

5.14	HSE Information Notification of Change

Tenants who lease or license space from Kodak are required to:

•	Notify the Tenant Representative and the Building Manager immediately of significant changes associated with operations. Significant changes include but are not limited to:

•	Changes to emergency procedures, shared egress, traffic flow, building architecture.

•

Modification to processes or equipment that affects Kodak utilities and facilities (e.g. water, building air, breathing air, electric, ventilation, industrial sewer, fire protection systems, alarm systems, air emissions, pollution prevention devices).

•	New uses or volume increases of hazardous chemicals (defined by OSHA 1910.1200 Hazard Communication).

•	Processes or equipment with inherent hazards (e.g. chemical, noise, radiation, high pressure, high temperature, and high voltage) which if a failure occurs could result in significant risk.

•	Changes to testing and maintenance of key safety systems (e.g. rupture disks, relief valves) and engineering controls that could result in significant risk.

•	Annually submit updated Tenant HSE Information form to the Tenant Representative. See Appendix A for an example of Tenant HSE information form requirements.

5.15	Waste Management

Disposal of wastes and/or wastewaters from Tenant locations must be in accordance with lease, applicable federal, state and local laws and regulations and building procedures.

6.0	KODAK RULES OF CONDUCT

6.1

Personal conduct is the driving force for maintaining an environment that is free from pressures and diversions that are not appropriate for a work setting. All employees and agents of all Tenants, Subtenants and their Contractors and Subcontractors are required to know and follow Kodak’s Rules of Conduct, set forth in Section 6.

6.2	Know and follow Health, Safety and Environmental rules and procedures, detailed in Section 5.0 herein.

6.3	There shall be NO SMOKING on any Kodak Rochester Site, including all electronic smoking devices several exceptions do exist, contact the Tenant Representative for further information.

6.4	No firearms, explosives or other weapons shall be brought onto or used at any Kodak Rochester Site at any time.

6.5

No person shall use, manufacture, sell, distribute or possess alcoholic beverages, illegal drugs or other illegal chemical substances on any Kodak Rochester Site, nor shall any person report to work or enter any Kodak Rochester Site at any time under the influence of alcoholic beverages or illegal drugs.

6.6	No person shall engage in fighting, horseplay or gambling, on any Kodak Rochester Site.

6.7	No theft, unauthorized use, removal, destruction, falsification, or defacing of products, records, or property.

6.8	No unauthorized disclosure of Kodak information.

6.9	No person shall perform solicitation, in any manner or form, outside of the leased Premise, including common areas.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

6.10	No conduct, which may be perceived by others as harassing, threatening, discriminatory or offensive (verbal, non-verbal, physical or sexual), shall be allowed on any Kodak Rochester Site.

6.11	The Tenant shall also:

6.11.1	Provide Kodak with the name of a Tenant contact person to whom Kodak can refer complaints.

6.11.2

Upon Corporate Security request, inform Kodak of the steps taken to investigate allegations that a Tenant employee has engaged in acts of harassment, whether the investigation indicates that the allegations are true, and whether disciplinary action was taken.

6.11.3	Work cooperatively with Kodak to investigate situations involving employees of Kodak and the Tenant.

7.0	PHOTOGRAPHS AND DIGITAL IMAGES ON KODAK PROPERTY

Tenants must obtain Operational Department management approval prior to taking of photographs, digital images, or sound and video recordings, including cellular phone images. If you are uncertain or have a question about these areas, contact the Tenant Representative.

8.0	PERSONNEL AND VEHICULAR ACCESS TO ROCHESTER PLANT SITES

8.1

Any Tenant or Subtenant requiring access to any Kodak Rochester Sites (walk-in or drive-in), or desiring access to any portion of any Kodak Rochester Site other than its leased premises or common areas defined in its lease or sublease agreement, must obtain access authorization from the Tenant Representative or designated access coordinator in accordance with site access policies as defined by the Site Contracting Office. Requests for drive-in vehicle passes (for Eastman Business Park or other restricted access roadways or parking areas) should be directed to the Tenant Representative. All drivers must possess a valid driver’s license.

8.2

Tenants and Subtenants will be permitted to bring commercial motor vehicles onto the Eastman Business Park site or other restricted access areas only to the extent required for the delivery or removal of materials or equipment.

8.3

Personal vehicles are prohibited on the Eastman Business Park site unless approved by the Kodak Representative. Numerous lots surrounding the perimeter of Kodak sites are available for Tenant and Subtenant parking. Parking arrangements will be coordinated by the Kodak Rochester Parking Office at Passfab@kodak.com

8.4

Any individual having access to any Kodak Rochester Site shall, at all times when present at any such Site, prominently display on his/her exterior clothing an identification badge which has been issued by Kodak. All Tenant and Subtenant employees or agents requiring on-site access for greater than 10 days will be issued a Kodak non-Kodak employee photo identification badge clearly identifying the individual and the company they are representing.

8.5	Tenant or Subtenant employees or agents requiring on-site access who do not possess a

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

Kodak non-Kodak employee photo identification badge will be issued a temporary identification badge and must be escorted by someone with a valid ID badge. Exceptions must be approved by Corporate Security.

8.6

All Tenant employees receiving a Kodak non-Kodak employee photo identification badge, and any other Tenants who are requested to do so by Kodak, complete the on line Kodak Rochester general site orientation @ http://www.kodak.com/go/contractorinfo prior to being permitted access to a Kodak Rochester Site.

8.7

Employees and agents of Tenants and Subtenants may be limited to enter a Kodak Rochester Site or particular building at such site, to specified gate location or door only. Changes in hours of access and particular access points can be requested through the Tenant Representative.

8.8	Any Tenants or Subtenants removed from any Rochester Site for due cause, may not be permitted access to that site or any other Kodak Rochester Site in the future.

8.9

Any Tenants or Subtenants, whose employees access any Kodak Rochester Site, shall provide in writing to the Tenant Representative the name of the individual within its company who will serve as Access Coordinator. Duties of the Access Coordinator include (a) immediate reporting to Kodak of any terminated employee with access to any Kodak Rochester Site (b) monitoring and management of expiration and renewal dates for Kodak non-employee photo identification badges and Kodak assigned drive-in passes.

8.10

Tenant employees passing through an electronically controlled ingress or egress point shall present their non-Kodak employee photo identification badge to the controlling card reader regardless of the door or turnstile condition (i.e., held open, malfunction, etc.).

9.0	SITE SERVICES

9.1

Food Service Provider: It is acknowledged that Kodak has an exclusive agreement with a specific food service provider at each Kodak Rochester Site. Each Tenant shall have the right to use the food service provider selected by Kodak to provide such food services to the Tenant and its respective employees and invitees at each Kodak Rochester Site. Except for the permitted food service provided, tenants shall not have the right to allow other food service provider’s access to any Kodak Rochester Site, with these exceptions:

•

If the tenant offers Kodak’s Supplier the opportunity to provide food service for a specific event, and the Supplier declines the opportunity, the tenant shall not be restricted from arranging for food service to be provided by any other Supplier.

•	If the Kodak Supplier does not provide food service or vending service to any building located at Eastman Business Park, the tenant shall not be subject to any exclusivity obligations.

9.2

Security Services: It is acknowledged that Kodak has an exclusive agreement with a Contract Security service provider at each Kodak Rochester Site. Each Tenant shall have the right to use the security service provider selected by Kodak to provide additional security services to the Tenant and its respective employees and invitees at each Kodak Rochester Site, at tenant’s expense. Except for the permitted security service provider authorized by Kodak, which authorization shall not be unreasonably withheld, Tenants shall not have the right to allow other security service provider’s access to any Kodak Rochester Site.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

9.3	Tenant shall be responsible for paying directly for costs associated with all mail services and package delivery in, to, and from the Premise and building.

9.4	Tenants shall apply their own postage to all their outgoing mail, documents and packages.

10.0	ROCHESTER SITES NOISE POLICY

10.1

All activities at the Rochester Site shall comply with all applicable municipal noise ordinances, and the Rochester Site Noise Policy, which applies to all planned activities including, but not limited to, routine maintenance, repair, and construction activities.

10.2	Activities performed outside of the noise policy guidelines must be approved in advance by Tenant Representative. Additional Kodak approvals may also be required.

10.3	Any new construction or modification of existing operations shall not result in increased fence line noise levels.

11.0	SITE VISITS BY REGULATORY AGENCIES

11.0

Should any governmental or regulatory agency contact a Tenant to request or demand access to any Kodak Rochester Site for any reason, the Tenant shall notify the Tenant Representative immediately. To the extent that the request or demand for access involves portions of the Site outside of the Tenant’s leased premises, the Tenant Representative will coordinate all arrangements between Kodak and the agency.

12.0	SEVERE WEATHER AND NATURAL DISASTER PLAN

12.1	In the event that severe weather or natural disaster conditions create the need for the cancellation or curtailment of operations at any Kodak Rochester Site, the following will occur:

12.1.1

Cancellations, curtailments, or postponements will be broadcast on local radio and television stations. Recorded messages will be provided regarding restrictions or shutdowns due to severe weather at 585-724-6107.

12.1.2

During a snow emergency, access to Kodak Sites will be severely restricted or prohibited to non-essential vehicles to maintain essential production and emergency traffic. Alternative parking will be designated at vehicle entrances.

Eastman Kodak Company

Rochester Site Requirements for Tenants

November, 2013

Appendix A

Tenant HSE Information

Please type responses in the boxes, print the form, sign, and return to Robin Chontosh, Eastman Kodak Company, 1669 Lake Avenue, Rochester, NY 14652-4449.

Tenant/Prospective Tenant	Building / Location	Date

Tenant HSE Contact:	Phone #:

1.	Briefly describe the operations to be conducted in the area:

2.	List hazardous chemicals and quantities (defined by OSHA 1910.1200 Hazard Communication) used in the area (attach separate list if necessary):

3.	List processes or equipment with inherent hazards (e.g., chemical, noise, radiation, high pressure, high temperature, high voltage) used in the area:

4.	Describe key process safety systems (e.g., rupture disks, relief valves) and how they are maintained:

5.	How do you maintain your exhaust ventilation controls (lab hoods, ventilated enclosures, slot ventilation, flex ducts, etc).

6.	Provide listing of discharges to the Kodak industrial and sanitary sewers indicating any changes from previous years: (include approved KWIC Profile ID#’s for all industrial sewer discharges):

7.	Briefly describe your management system for HSE issues including change management procedures:

8.	Provide listing of all regulatory agency findings and permit deviations, including corrective actions, for the past year:

I certify that to the best of my knowledge the information above is true, accurate, and complete.

Manager (print name):

Manager (sign name):

EXHIBIT F

COMMERCIAL LEASE GUARANTY

In consideration of and in order to induce EASTMAN KODAK COMPANY (“Landlord”) to enter into a lease agreement with COLUMBIA CARE NY LLC (“Tenant”) having an effective date of April 30th, 2015 (“Lease”), deemed attached hereto and incorporated herein, the undersigned guarantor COLUMBIA CARE, LLC (“Guarantor”) hereby enters into this Guaranty as of this 30th day of April, 2015.

1.

Guarantor hereby absolutely and unconditionally guarantees to Landlord, its members, successors and assigns, the prompt and full payment of all rent and other payments to be made by Tenant under the Lease, and the full performance and observance by Tenant of all the other terms, covenants, conditions to be performed and observed by Tenant, for which Guarantor shall be jointly and severally liable with Tenant. Guarantor hereby waives any notice on nonobservance, or proof of notice or demand. Guarantor agrees that in the event of a default by Tenant under the Lease, Landlord may proceed against the Guarantor before, after or simultaneously with proceeding against Tenant.

2.

This Guaranty shall not be terminated, affected, or impaired in any manner by reason of (1) the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease; (2) the commencement of summary or other proceedings against Tenant; (3) the failure of Landlord to enforce any of its rights against Tenant; or (4) the granting by Landlord of any extensions of time to Tenant.

3.	General Provisions

A.

Guarantor further covenants and agrees that: (1) Guarantor shall be bound by all the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant thereunder, the same as if Guarantor were named therein as Tenant; (2) this Guaranty shall be absolute and unconditional and shall be in full force and effect and be binding upon Guarantor until the lease is performed in full; (3) Guarantor is not presently insolvent and will not be rendered insolvent by virtue of the execution and delivery of this Guaranty; (4) Guarantor has not executed or delivered this Guaranty with actual intent to hinder, delay or defraud Guarantor’s creditors; and (5) Landlord has entered into the Lease in reliance upon this Guaranty. In the event either Landlord or Tenant validly terminates the Lease, Guarantor’s obligations pursuant to this Guaranty or the Lease shall also cease and terminate.

B.

If Landlord at any time is compelled to take action, by legal proceedings or otherwise, to enforce or compel compliance with the terms of this Guaranty, the undersigned shall, in addition to any other rights or remedies to which Landlord may be entitled hereunder or as a matter of law or in equity, pay to Landlord all costs, including reasonable attorney’s fees, incurred or expended by Landlord in connection therewith.

C.

In the event the Lease is disaffirmed by a Trustee in bankruptcy for Tenant, Guarantor agrees that it shall, at the election of Landlord, either assume the Lease and perform all of the covenants, terms and conditions of Tenant thereunder or enter into a new lease, which said new lease shall be in form and substance identical to the Lease. In the event Landlord elects to require Guarantor to assume the Lease and perform all of the covenants, terms, and conditions of Tenant thereunder, Guarantor shall be given a reasonable opportunity to cure any default(s) by Tenant and Guarantor will retain all of the rights which formerly inured to the benefit of Tenant, including Tenant’s rights pursuant to the Article XV of the Lease.

D.	All duties and obligations of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of the undersigned.

E.

Guarantor agrees that no failure on the part of the Landlord to exercise, and no delay in exercising, any right or remedy hereunder shall operate as or constitute a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy hereby or by any other related document or by law.

F.	This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

G.	Guarantor waives and shall have no right of subrogation, indemnification, reimbursement or exoneration with respect to the liabilities of Tenant under the Lease

4.	Time is of the essence of this Guaranty.

5.	This Guaranty and any attached addenda constitute the entire Guaranty and no oral statement or amendment not reduced to writing and signed by Guarantor shall be enforceable.

IN WITNESS WHEREOF, Guarantor has hereto set its hand and seal this          day of April, 2015.

GUARANTOR: COLUMBIA CARE LLC

BY:
NAME:
TITLE: